Exhibit 2.1
Agreement and Plan of Merger
By and Among
Interwoven, Inc.,
Presidio Acquisition Corp.,
Discovery Mining, Inc.
and
Charles R. Work, as Representative
July 23, 2008

Page(s)

ARTICLE 1 CERTAIN DEFINITIONS	2

ARTICLE 2 PLAN OF MERGER	10

2.1 The Merger	10

2.2 Conversion and Exchange of Capital Stock and Company Options	10

2.3 Adjustments	12

2.4 Escrow	12

2.5 Appraisal Rights	12

2.6 Total Merger Consideration	13

2.7 Net Working Capital Adjustment	13

2.8 Effects of the Merger	14

2.9 Tax Consequences	15

2.10 Further Assurances	15

2.11 Rights Not Transferable	15

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF COMPANY	15

3.1 Organization and Good Standing	16

3.2 Subsidiaries	16

3.3 Power, Authorization and Validity	16

3.4 Capitalization	17

3.5 No Conflicts	19

3.6 Litigation	19

3.7 Financial Statements	20

3.8 Taxes	21

3.9 Title to Assets and Properties; Condition of Equipment and Property	23

3.10 Absence of Certain Changes	24

3.11 Contracts	25

3.12 No Default; No Restrictions	28

3.13 Intellectual Property.	28

3.14 Privacy	33

3.15 Compliance with Laws	34

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Page(s)

3.16 Certain Transactions and Agreements	34

3.17 Employee Benefit Plans and Employee Matters	34

3.18 Insurance	39

3.19 Environmental Matters	39

3.20 Customers and Suppliers	40

3.21 Export Control Laws	41

3.22 Accounts Receivable	41

3.23 Certain Payments	41

3.24 Corporate Documents	42

3.25 No Brokers	42

3.26 Approvals Required	42

3.27 Takeover Statutes	42

3.28 Disclosure	42

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND SUB	42

4.1 Organization and Good Standing	43

4.2 Power, Authorization and Validity	43

4.3 No Conflicts	43

4.4 Acquirer Options	44

4.5 Financing	44

4.6 No Prior Sub Operations	44

4.7 Litigation	44

4.8 SEC Reports	44

ARTICLE 5 COVENANTS OF COMPANY	44

5.1 Advice of Changes	44

5.2 Maintenance of Business	44

5.3 Conduct of Business	45

5.4 Stockholder Approval and Board Recommendation	47

5.5 No Solicitation	47

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Page(s)

5.6 Regulatory Approvals	49

5.7 Necessary Consents	49

5.8 Litigation	49

5.9 Access to Information	49

5.10 Satisfaction of Conditions Precedent	50

5.11 Employees	50

5.12 Termination of Employee Plans	50

5.13 Company Options and Related Matters	51

5.14 Company Certificates	51

5.15 Parachute Payment Waivers	52

5.16 Section 280G Stockholder Approval	52

5.17 Tax Matters	52

5.18 Pay-Off Letter; Termination of Financing Statements	53

5.19 Company Resolutions	53

5.20 Charter Amendment	53

ARTICLE 6 COVENANTS OF ACQUIRER	54

6.1 Covenants of Acquirer	54

ARTICLE 7 CLOSING MATTERS	55

7.1 The Closing	55

7.2 Conversion of Company Capital Stock and Company Vested Options; Exchange of Certificates	55

7.3 Lost, Stolen or Destroyed Certificates	56

ARTICLE 8 CONDITIONS TO OBLIGATIONS OF COMPANY	57

8.1 Company Stockholder Approval	57

8.2 Accuracy of Representations and Warranties	57

8.3 Covenants	57

8.4 Compliance with Law; No Legal Restraints	57

8.5 Government Consents	57

8.6 Escrow Agreement	57

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Page(s)

8.7 Documents	57

ARTICLE 9 CONDITIONS TO OBLIGATIONS OF ACQUIRER AND SUB	58

9.1 Company Stockholder Approval	58

9.2 Accuracy of Representations and Warranties	58

9.3 Covenants	58

9.4 Absence of Material Adverse Change	58

9.5 Compliance with Law; No Legal Restraints	58

9.6 Government Consents	58

9.7 No Litigation	59

9.8 Documents	59

9.9 Good Standing Certificates	59

9.10 No Outstanding Securities	59

9.11 FIRPTA Documentation	59

9.12 Opinion of Company’s Counsel	59

9.13 Escrow Agreement	59

9.14 Secretary’s Certificate	59

9.15 Directors and Officers	59

9.16 Certain Closing Certificates and Documents	60

9.17 Employment Matters	60

9.18 Contractors	60

9.19 Amendment to Company 401(k) Plans	60

9.20 Termination of Company Stockholder Agreements	60

9.21 New Company Options	60

9.22 Section 280G Stockholder Approval	61

9.23 Pay-Off Letter; Termination of Financing Statements	61

9.24 Stockholder Agreements	61

9.25 Requisite Approval	61

9.26 Confirmatory Assignment Agreements	61

9.27 Charter Amendment	61

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Page(s)

ARTICLE 10 TERMINATION OF AGREEMENT	61

10.1 Termination	61

10.2 Effect of Termination	62

ARTICLE 11 SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES	62

11.1 Survival of Representations	62

11.2 Escrow Fund	63

11.3 Agreement to Indemnify	63

11.4 Limitations	63

11.5 Appointment of Representative	65

11.6 Notice of Claim	66

11.7 Resolution of Notice of Claim	67

11.8 Defense of Third-Party Claims	68

11.9 Staged Release of Escrow Fund	69

ARTICLE 12 GENERAL PROVISIONS	69

12.1 Governing Law; Submission to Jurisdiction; Judicial Reference	69

12.2 Assignment; Binding Upon Successors and Assigns	70

12.3 Severability	70

12.4 Counterparts	70

12.5 Other Remedies	71

12.6 Amendment and Waivers	71

12.7 Expenses	71

12.8 Attorneys’ Fees	71

12.9 Notices	71

12.10 Stamp Duty	73

12.11 Interpretation; Rules of Construction	73

12.12 No Joint Venture	73

12.13 Absence of Third-Party Beneficiary Rights	73

12.14 Confidentiality	73

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Page(s)
12.15 Entire Agreement	74

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Agreement and Plan of Merger
     This Agreement and Plan of Merger (this “Agreement”) is entered into as of July 23, 2008 (the “Agreement Date”) by and among Interwoven, Inc., a Delaware corporation (“Acquirer”), Presidio Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquirer (“Sub”), Discovery Mining, Inc., a Delaware corporation (“Company”), and Charles R. Work, as representative of the Company Securityholders (the “Representative”).
Recitals
     A. The parties intend that, subject to the terms and conditions hereinafter set forth, Sub will merge with and into Company (the “Merger”), with Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement, the Certificate of Merger (as defined in Article 1) and the applicable provisions of the laws of the State of Delaware.
     B. Company, Sub and Acquirer desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.
     C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement for the parties’ willingness to enter into this Agreement, each of the employees of Company listed on Schedule 9.17-1 attached hereto (each, a “Key Employee”) is executing and delivering to Acquirer an offer letter for employment with Acquirer together with Acquirer’s standard employee invention assignment and confidentiality agreement, in each case to become effective upon the Closing (as defined in Section 7.1).
     D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement for the parties’ willingness to enter into this Agreement, each of the employees of Company listed on Schedule 9.17-3 attached hereto is entering into a non-competition agreement with Acquirer (each, a “Non-Competition Agreement”), in each case to become effective upon the Closing.
     E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement for the parties’ willingness to enter into this Agreement, certain employees of Company identified on Schedule 9.17-4 hereto who might otherwise have the right or entitlement to receive (i) accelerated vesting of, or accelerated right to exercise, any Company Options (as defined in Article 1) in connection with the Merger and/or the termination of employment or service with Company or Acquirer following the Merger and/or (ii) any severance payments or other benefits or payments in connection with the Merger and/or the termination of employment or service with Company or Acquirer following the Merger, are entering into benefits waivers (each, a “Benefits Waiver”), pursuant to which each such employee has agreed to waive elements of such accelerated vesting, accelerated right to exercise, payments and benefits as set forth therein.
     F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement for the parties’ willingness to enter into this Agreement, certain employee securityholders of Company identified on Schedule 9.17-5 hereto are entering into equity agreements with Company with respect to the revesting of certain Company Options held by such employee securityholders (each, an “Equity Agreement”), in each case to become effective upon the Closing.
     G. Concurrently with the execution and delivery of this Agreement and as a material inducement to the willingness of Acquirer to enter into this Agreement, Company is delivering to Acquirer a stockholder agreement substantially in the form attached hereto as Exhibit A-3 (the “Stockholder Agreement”) executed by each Company stockholder listed on Exhibit A-1. Immediately following the execution and delivery of this Agreement, Company will, in accordance with the terms of this Agreement, use commercially reasonable efforts to secure from each Company stockholder listed on Exhibit A-1 a written consent substantially in the form attached hereto as Exhibit A-2 (the “Company Stockholder Consent”) approving the Merger and adopting this Agreement.
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
Certain Definitions
     As used herein, the following terms will have the meanings set forth below:
     “Acquirer Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Acquirer is or will be a party that are required to be executed pursuant to this Agreement.
     “Acquirer Common Stock” means the common stock, par value $0.001 per share, of Acquirer, together with related stock purchase rights.
     “Acquirer Options” means options to purchase shares of Acquirer Common Stock.
     “Acquirer SEC Reports” has the meaning given in Section 4.8.
     “Acquisition Proposal” means any agreement, offer, proposal or bona fide indication of interest by a Person (other than Acquirer or any of its Subsidiaries) or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest relating to or involving: (a) any acquisition or purchase of Company Capital Stock or Company Rights from Company or from the Company Securityholders by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) representing 10% or more of the voting interest in the total outstanding voting securities of Company; (b) any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning Company Capital Stock or Company Rights representing 10% or more of the voting interest in the total outstanding voting securities of Company; (c) any merger, consolidation, business combination or similar transaction involving Company; (d) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition or disposition of 10% or more of the assets of Company in any single transaction or series of related transactions; (e) any sale, lease, exchange, transfer, license or disposition to a Person of all or a significant portion of the Company Business; (f) any initial public offering of capital stock or other securities of Company pursuant to a registration statement filed under the Securities Act; or (g) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Company or any extraordinary dividend (whether of cash or other property).
     “Affiliate” means an “affiliate” as such term is defined in Rule 405 promulgated under the Securities Act.
     “Aggregate Exercise Price” means the sum of (a) the aggregate exercise price of all Company Vested Options that will be cashed out, as set forth in Exhibit B-1, in connection with the Merger pursuant to Section 2.2(b)(iii) and (b) the aggregate exercise price of all Company Options held by Leslie Brennan as of immediately prior to the Closing, as set forth in Exhibit B-2.

     “Applicable Laws” means all foreign, federal, state, local, municipal or other laws, statutes, constitutions, principles of common law, resolutions, ordinances, codes, edicts, decrees, regulations, rules and other provisions having the force or effect of law, and all judicial and administrative orders, writs, injunctions, awards, judgments, decrees and determinations, applicable to a specified Person or to such Person’s assets, properties or business.
     “Assumed Options” has the meaning given in Section 2.2(c).
     “Average Price Per Share” means the average closing price of Acquirer Common Stock on the Nasdaq Stock Market (or such other exchange or quotation system on which shares of Acquirer Common Stock are then traded or quoted) and reported at www.nasdaq.com for the ten (10) consecutive trading days ending on (and inclusive of) the Agreement Date.
     “business day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are permitted by Applicable Laws to be open for business in San Francisco, California.
     “Closing Expenses Certificate” means a certificate executed by the Chief Financial Officer of Company dated as of the Closing Date, certifying the amount of Transaction Expenses (including an itemized list of each Transaction Expense with a description of the nature of such expense and the Person to whom such expense was or is owed). The Closing Expenses Certificate shall include a representation of Company, certified by the Chief Financial Officer of Company, that such certificate includes all of the Transaction Expenses paid or payable at any time prior to, at or following the Closing Date, it being the expressed intent of Company and Acquirer that to the maximum extent possible all the Transaction Expenses be deducted in the calculation of the Total Merger Consideration and that there be no Indemnifiable Transaction Expenses; provided, however, that any Transaction Expenses paid on or prior to the Closing Date shall not be included as an Indemnifiable Transaction Expense, provided that such amounts are appropriately reflected in the NWC Calculations.
     “Common Cash Amount Per Share” means (a) the Total Common Consideration divided by (b) the Fully Diluted Company Stock.
     “Certificate of Merger” means a certificate of merger in substantially the form of Exhibit C.
     “Closing” has the meaning given in Section 7.1.
     “Closing Date” has the meaning given in Section 7.1.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Company is or will be a party that are required to be executed pursuant to this Agreement.
     “Company Board” means the Board of Directors of the Company.
     “Company Business” means the business of Company and its Subsidiaries as presently being conducted and as presently proposed to be conducted.
     “Company Capital Stock” means the capital stock of Company.
     “Company Common Stock” means the Common Stock, par value of $0.001 per share, of Company.

     “Company Disclosure Letter” has the meaning given in the lead-in paragraph to Article 3.
     “Company IP Rights” means (a) any and all Intellectual Property used in the conduct of the Company Business and (b) any and all other Intellectual Property owned by Company and its Subsidiaries.
     “Company Option Plan” means the Discovery Mining, Inc. 2003 Stock Incentive Plan.
     “Company Optionholders” means the holders of Company Options.
     “Company Options” means options to purchase shares of Company Common Stock, whether or not under the Company Option Plan, but does not include the Company Preferred Stock.
     “Company-Owned IP Rights” means (a) Company IP Rights that are owned or are purportedly owned by or exclusively licensed by Company or any of its Subsidiaries and (b) Company IP Rights that were developed for Company or a Subsidiary by full or part time employees or consultants of Company or its Subsidiaries.
     “Company Preferred Stock” means the Preferred Stock, par value of $0.001 per share, of Company.
     “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of Company or any of its Subsidiaries and all products or services currently under development by Company or any of its Subsidiaries.
     “Company Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks, (iii) registered Internet domain names, (iv) registered copyrights and applications for copyright registration; and (iv) Intellectual Property that are subject to an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity, in each case, owned by, or registered or filed in the name of, Company or any of its Subsidiaries.
     “Company Rights” means all options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for shares of Company Capital Stock or obligating Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement.
     “Company Securityholders” means the Company Stockholders and Company Optionholders, collectively.
     “Company Series A Stock” means the Series A Preferred Stock, par value $0.001 per share, of Company.
     “Company Source Code” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned IP Rights or Company Products.
     “Company Stockholder Approval” has the meaning given in Section 3.22.
     “Company Stockholder Consent” has the meaning given in Section 3.22.
     “Company Stockholders” means the record holders of shares of issued and outstanding Company Capital Stock.
     “Company Unvested Option” means an option to purchase Company Common Stock that, as of the Effective Time, is not vested under the terms of any Contract with Company or otherwise, after giving effect to any waiver of acceleration agreed to by the holder of such option.
     “Company Vested Options” means an option to purchase Company Common Stock that, as of the Effective Time, is vested under the terms of any Contract with Company or otherwise, after giving effect to any waiver of acceleration agreed to by the holder of such option.
     “Company Warrants” means warrants to purchase shares of Company Common Stock.
     “Continuing Employees” means the Offerees (as defined in Section 5.11) who execute the Offeree Documents (as defined in Section 5.11) and remain employees of the Surviving Company (as defined in Section 2.1) or any of its Subsidiaries or become employees of Acquirer or any of its Subsidiaries following the Effective Time.
     “Contract” means any legally binding contract, agreement, arrangement, commitment, undertaking, instrument, permit, mortgage, license, sublicense, letter of intent, quotation, statement of work, contract order or purchase order (in each case, whether oral or in writing).
     “Delaware Law” means the General Corporation Law of the State of Delaware.
     “Dissenting Shares” shall mean any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenters’ rights shall have been perfected in accordance with Delaware Law in connection with the Merger.
     “Effective Time” means the date and time on which the Merger first becomes legally effective under the laws of the State of Delaware.
     “Effective Time Holders” means the Company Stockholders (other than holders of solely shares of Company Capital Stock which constitute and remain Dissenting Shares) and holders of Company Vested Options as of immediately prior to the Effective Time.
     “Employee Agreement” means any management, employment, severance, consulting, contractor, relocation, expatriation or other Contract (including any offer letter, agreement to employ or other Contract providing for compensation or benefits) between Company or any of its ERISA Affiliates and any current or former employee or director of Company or any of its ERISA Affiliates.
     “Employee Plan” means (i) any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, equity or equity-related awards, bonus, pension, profit sharing, savings, retirement, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to or required to be contributed to by Company or any of its ERISA Affiliates (including those provided, if applicable, through a human resources and benefits outsourcing entity or other provider) for the benefit of any current or former employee, director or consultant of Company or any of its ERISA Affiliates or with respect to which Company or any of its ERISA Affiliates has or may have any Liability and any loan to an employee in excess of $10,000 and (ii) any International Plan.
     “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, and (d) the possession, exercise or transfer of any other attribute of ownership of any asset).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any Person under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
     “Escrow Cash” means an amount of cash equal to 10% of the Total Merger Consideration.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Expense Funds” has the meaning given in Section 2.4.
     “Fully Diluted Company Stock” means the sum, without duplication, of the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise of Company Options (excluding New Company Options), Company Warrants or other direct or indirect rights to acquire shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable); provided, however, that for purposes of calculating the Fully Diluted Company Stock, the Fully Diluted Company Stock shall exclude the New Company Options and the shares of Company Common Stock into which the New Company Options are exercisable.
     “Fully Diluted Company Series A Stock” means the sum, without duplication, of the aggregate number of shares of Company Series A Stock that are issued and outstanding immediately prior to the Effective Time or any direct or indirect rights to acquire shares of Company Series A Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Authority” means any court, administrative agency, commission or other governmental agency or authority.
     “Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

     “Indemnifiable Transaction Expenses” means any Transaction Expenses which have not been taken into account in the calculation of the Total Merger Consideration. All Indemnifiable Transaction Expenses shall constitute “Indemnifiable Damages” for purposes of Article 11.
     “Intellectual Property” means any and all industrial and intellectual property rights and all rights associated therewith throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, including the goodwill symbolized by the foregoing, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.
     “International Plan” means any Employee Plan that has been adopted or maintained by Company or any of its ERISA Affiliates, whether informally or formally, for the benefit of current or former employees, directors or consultants of Company or any of its ERISA Affiliates outside the United States.
     “Knowledge” of Company means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter that would have been ascertained after reasonable inquiry, consistent with such Person’s title and responsibilities, by any of the following individuals or Company employees who directly report to such individuals: Matthew Work, Leslie Brennan, Jennifer Rapp, Jason Maxham and Andrew Jenks.
     “Liability” means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, and whether due or to become due, including those arising under any law, action or governmental order and those arising under any Contract.
     “Material Adverse Change” or “Material Adverse Effect,” when used with reference to any Person, means any change, event, circumstance or effect (each, an “Effect”) (regardless of whether such Effect constitutes a breach of any representations or warranties made in this Agreement) that, individually or in the aggregate, is or would be reasonably likely to become materially adverse to the condition (financial or otherwise), capitalization, properties, employees, assets (including intangible assets), Liabilities, business, operations, results of operations of such Person and its Subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (a) Effects in the economy or financial markets generally in the United States or Europe; (b) Effects that are the result of acts of war or terrorism; (c) Effects that are the result of factors generally affecting the industry in which the Person or its Subsidiaries operate; (d) changes in GAAP; (e) changes, events, circumstances or effects resulting from (i) any actions taken, or actions, plans, or intentions publicly announced by Acquirer or its affiliates, including any plans for the sale of a division or operational or employment related changes, or (ii) any actions taken or publicly announced by Company or its Subsidiaries at the prior written request or direction of Acquirer; (f) any failure by the Person to meet internal projections or forecasts or published revenue or earnings predictions, in and of itself, provided, that such exclusion shall not apply to the underlying Effect that may have caused such failure; and (g) the institution of legal proceedings or litigation alleging breach of fiduciary duty based upon Company’s entry into this Agreement; provided, however, that, with respect to clauses (a), (b), and (c) change, event, circumstance or effect does not disproportionately adversely affect the Person and its Subsidiaries compared to other companies operating in the industry in which the Person operates.
     “New Company Options” means Company Options granted pursuant to Section 5.11(b) under the Company Option Plan, as amended pursuant to Section 5.11(b).
     “Net Working Capital” means (a) Company’s consolidated total current assets as of the Closing Date (as defined by and determined in accordance with GAAP) minus (b) Company’s consolidated total current liabilities as of the Closing Date (as defined by and determined in accordance with GAAP). For purposes of calculating Net Working Capital, Company’s current assets shall include, among other things, accounts receivable, and Company’s current liabilities shall (i) include (A) all Debt of Company whether short- or long-term and (B) all Taxes for any period or portion of a period ending prior to or on the Closing Date (including liabilities for Taxes required to be accrued in accordance with GAAP) and (ii) exclude Transaction Expenses.
     “Net Working Capital Certificate” means a certificate executed by the Chief Financial Officer of Company, certifying the amount of Net Working Capital (including (a) an itemized list of Debt of Company with a description of the nature of such Debt and the Person to whom such indebtedness is owed, (b) an itemized list of each element of Company’s consolidated current assets, and (c) an itemized list of each element of Company’s consolidated current liabilities).
     “Option Exchange Ratio” means the quotient obtained by dividing (a) the Common Cash Amount Per Share by (b) the Average Price Per Share.
     “Permitted Encumbrance” means any Encumbrance for Taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings, or any imperfection of title or other Encumbrance that, individually or in the aggregate with other such imperfections and Encumbrances, would not materially affect the use, transfer, sale or voting of such asset.
     “Person” means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.
     “Pro Rata Share” means, with respect to a particular Effective Time Holder, the amount of cash such Effective Time Holder is entitled to receive pursuant to Section 2.2(b) with respect to its Company Capital Stock and Company Options and relative to the amount of cash all Effective Time Holders are entitled to receive pursuant to Section 2.2(b) with respect to their Company Capital Stock and Company Options.
     “Regulations” means the Treasury Regulations issued under the Code.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.

     “Series A Cash Amount Per Share” means (a) the Common Cash Amount Per Share plus (b) the Series A Liquidation Preference Per Share.
     “Series A Liquidation Preference Per Share” means $4.3371969.
     “Sub Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Sub is or will be a party that are required to be executed pursuant to this Agreement.
     “Subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint venture or other entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other entity.
     “Systems” means all records, databases, Company Websites (as defined in Section 3.14(a)), software, systems and networks used by Company in the conduct of the Company Business.
     “Tax” and “Taxes” mean all federal, state, local or foreign income, gross receipts, gains, franchise, excise, capital stock, severance, stamp, premium, windfall profits, environmental, custom duties, real property, personal property, sales, use, employment, license, payroll, services, occupation, recording, registration, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum or transfer taxes, governmental charges, fees, levies, assessments or other taxes (whether payable directly or by withholding) imposed by any Governmental Authority responsible for the imposition of any such taxes (domestic or foreign) (each, a “Tax Authority”), and, with respect to such taxes, charges, fees, levies and assessments, any estimated tax, interest, fines, penalties or additions and interest on such fines, penalties and additions, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.
     “Termination Date” means the date that is 30 days after the Agreement Date.
     “Total Common Consideration” means (a) the Total Merger Consideration less (b) the Total Series A Liquidation Preference.
     “Total Series A Liquidation Preference” means the product of (a) the Fully Diluted Company Series A Stock multiplied by (b) the Series A Liquidation Preference Per Share.
     “Total Merger Consideration” means (a) $36,000,000 plus (b) the Aggregate Exercise Price less (c) the sum of (i) the amount, if any, by which the Company Net Working Capital is less than $1,500,000 as of immediately prior to the Closing and (ii) Transaction Expenses.
     “Transaction Expenses” means all third party fees and expenses incurred by Company in connection with the Merger and this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers and brokers of Company and the Subsidiaries notwithstanding any contingencies for earnouts, escrows, etc., and any such fees incurred by Company employees and Company Securityholders paid for or reimbursed or to be paid for or reimbursed by Company).
     “Unvested Company Share” means any Company Capital Stock that is issued but not vested under the terms of any Contract with Company (including any stock option agreement, stock option exercise agreement or restricted stock purchase agreement).

ARTICLE 2
Plan of Merger
     2.1 The Merger. Subject to termination of this Agreement as provided in Article 10, the parties hereto will cause the Merger to be consummated by filing the Certificate of Merger with the Delaware Secretary of State in accordance with Delaware Law as soon as practicable on or after the Closing Date. Subject to the terms and conditions of this Agreement, at the Effective Time, Sub will be merged with and into Company in a statutory merger, the separate existence of Sub will cease and Company will be the surviving company in the Merger (the “Surviving Company”), all pursuant to the Certificate of Merger and in accordance with the applicable provisions of the Delaware Law.
     2.2 Conversion and Exchange of Capital Stock and Company Options.
          (a) Conversion of Shares of Sub Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Company. Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Company.
          (b) Conversion of Company Capital Stock and Company Options.
               (i) Company Series A Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Series A Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by Company) will, by virtue of the Merger and without any further action on the part of Acquirer, Sub, Company or the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash (without interest) equal to the Series A Cash Amount Per Share. The amount of cash that each Effective Time Holder is entitled to receive pursuant to this Section 2.2(b)(i) shall be rounded to the nearest cent and computed after aggregating all cash such Effective Time Holder is entitled to receive pursuant to this Section 2.2(b). The preceding provisions of this Section 2.2(b)(i) are subject to the provisions of Section 2.2(e) (regarding withholding rights) and Section 2.4 (regarding the Escrow Cash and Expense Funds).
               (ii) Company Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by Company) will, by virtue of the Merger and without any further action on the part of Acquirer, Sub, Company or the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash (without interest) equal to the Common Cash Amount Per Share. The amount of cash that each Effective Time Holder is entitled to receive pursuant to this Section 2.2(b)(ii) shall be rounded to the nearest cent and computed after aggregating all cash such Effective Time Holder is entitled to receive pursuant to this Section 2.2(b). The preceding provisions of this Section 2.2(b)(ii) are subject to the provisions of Section 2.2(e) (regarding withholding rights) and Section 2.4 (regarding the Escrow Cash and Expense Funds).
               (iii) Company Vested Options. Subject to the terms and conditions of this Agreement, at the Effective Time, each Company Vested Option (including Company Options that accelerate pursuant to Section 11(b) of the Company Option Plan and Company Options that accelerate pursuant to Section 2.2(c), but excluding Company Options for which acceleration is being waived pursuant to a Benefits Waiver), that is unexpired, unexercised and outstanding immediately prior to the

Effective Time will, by virtue of the Merger and without any further action on the part of Acquirer, Sub, Company or the holder thereof (except as expressly provided herein), be thereafter no longer exercisable but will be converted into and represent the right to receive an amount of cash (without interest) equal to the product of (1) the Common Cash Amount Per Share minus the exercise price per share of Company Common Stock subject to such Company Vested Option multiplied by (2) the number of shares of Company Common Stock subject to such Company Vested Option. The amount of cash that each Effective Time Holder is entitled to receive pursuant to this Section 2.2(b)(iii) shall be rounded to the nearest cent and computed after aggregating all cash such Effective Time Holder is entitled to receive pursuant to this Section 2.2(b). The preceding provisions of this Section 2.2(b)(iii) are subject to the provisions of Section 2.2(e) (regarding withholding rights) and Section 2.4 (regarding the Escrow Cash and Expense Funds).
          (c) Company Unvested Options. At the Effective Time, each Company Unvested Option held by a Continuing Employee that is unexpired, unexercised and outstanding immediately prior to the Effective Time (including the Company Options for which acceleration is being waived and the New Company Options), shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Acquirer (as “Assumed Option”). Each such Company Unvested Option so assumed by Acquirer under this Agreement shall continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the Effective Time except as otherwise provided in this Section 2.2(c), except that:
               (i) such Assumed Option shall be exercisable for that number of whole shares of Acquirer Common Stock equal to the product (rounded down to the next whole number of shares of Acquirer Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were issuable upon exercise of the related Company Unvested Options immediately prior to the Effective Time and the Option Exchange Ratio,
               (ii) the per share exercise price for the shares of Acquirer Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Company Common Stock at which the related Company Unvested Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, and
               (iii) no Assumed Option may be “early exercised” (i.e., an Assumed Option may be exercised for shares of Acquirer Common Stock only to the extent the Assumed Option is vested at the time of exercise pursuant to the existing vesting schedule of the Company Unvested Option so assumed).
Subject to the terms of the Company Option Plan and the documents governing the outstanding options under such plan as in effect on the date hereof, the Merger shall not terminate any of the outstanding Company Unvested Options held by Continuing Employees under such plan. Each Company Unvested Option held by a Person other than a Continuing Employee will, by virtue of the Merger and without any further action on the part of any holder thereof or any other Person, be accelerated, cashed out as a Company Vested Option pursuant to Section 2.2(b)(iii), cancelled and extinguished. As soon as reasonably practicable following the Closing Date, but no later than five business days after the Closing Date, Acquirer will cause the shares of Acquirer Common Stock issuable upon exercise of the Company Unvested Options assumed by Acquirer under this Agreement to be registered or to be issued pursuant to an effective registration statement on Form S-8 (or successor form) under the Securities Act “Form S-8”). Notwithstanding the foregoing, Acquirer will not be obligated to register the issuance of any shares of

Acquirer Common Stock that are subject to an Acquirer Option held by a Person who is ineligible to have such Person’s securities registered on Form S-8.
          (d) Cancellation of Company Capital Stock Owned by Company. Notwithstanding Section 2.2(b), each share of Company Capital Stock held by Company immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and without the issuance or payment of any consideration.
          (e) Withholding Rights. Acquirer, the Surviving Company and the Exchange Agent (as defined in Section 7.2(a)) will be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of Company Capital Stock or Company Options such amounts as Acquirer, the Surviving Company or the Exchange Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.
     2.3 Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Acquirer Common Stock occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
     2.4 Escrow. As soon as reasonably practicable after the Effective Time and pursuant to the Escrow Agreement (as defined in Section 8.5), Acquirer will withhold from the portion of the Total Merger Consideration payable to each Effective Time Holder in the Merger upon conversion of his/her/its outstanding shares of Company Capital Stock and Company Vested Options pursuant to Section 2.2(b) and shall cause to be deposited with the Escrow Agent (as defined in Section 11.2) such Effective Time Holder’s Pro Rata Share of the Escrow Cash. The Escrow Cash shall constitute security for the indemnification obligations of the Effective Time Holders pursuant to Article 11. In addition, $100,000 of the Total Merger Consideration shall be withheld pro rata from the portion of the Total Merger Consideration payable to each Effective Time Holder in the Merger and shall deposited with the Escrow Agent, which deposited amount, together with any interest and other income thereon (collectively, the “Expense Funds”), to serve solely as a source of funds to reimburse the Representative for any expenses incurred or reasonably expected to be incurred by the Representative in the performance of its obligations in such capacity under this Agreement pursuant to Section 11.5 and, to the extent not used for such purpose, shall be released to the Effective Time Holders pursuant to the terms and conditions of this Agreement and the Escrow Agreement.
     2.5 Appraisal Rights.
          (a) Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the cash amount provided for in Section 2.2(b), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the cash payable pursuant to Section 2.2(b) in respect of such shares as if such shares never had been Dissenting Shares, and Acquirer shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 7.2(c), following the satisfaction of the applicable conditions set forth in Section 7.2(c), the amount of cash to which such holder would be entitled in respect thereof under this Section 2.5 as if such shares never had been Dissenting Shares. Company shall give Acquirer (i) prompt notice of any demands for appraisal or purchase received by Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Company and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under Delaware Law. Company shall not, except with the prior written consent of Acquirer, or as otherwise required under Delaware Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.
          (b) The payout of consideration under this Agreement to the stockholders of Company (other than to holders of Dissenting Shares who shall be treated as provided in this Section 2.5 and under Delaware Law) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under Delaware Law by any stockholder of Company and the Company Stockholders have no obligation to repay any amount Acquirer, in its sole discretion, pays as a result of such expense.
     2.6 Total Merger Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid by Acquirer to the Company Securityholders (including the value of the shares of Acquirer Common Stock or other consideration, if any, that will be subject to Company Unvested Options assumed by Acquirer (excluding the New Company Options) at the Effective Time pursuant to Section 2.2(c)) exceed the Total Merger Consideration, except to the extent that any amount in excess of the Total Merger Consideration is as a result of (a) any changes in the price of Acquirer Common Stock occurring after the calculation of the Average Price Per Share or (b) any payment with respect to Dissenting Shares.
     2.7 Net Working Capital Adjustment.
          (a) Company shall deliver the Net Working Capital Certificate to Acquirer not less than three business days prior to the Closing Date.
          (b) At Acquirer’s option, but in any event within 60 days after the Closing, Acquirer may object to the Net Working Capital calculations included in the Net Working Capital Certificate (the “NWC Calculations”) by delivering to the Representative a certificate (the “Acquirer NWC Certificate”) executed by Acquirer’s Chief Financial Officer setting forth Acquirer’s calculation of Net Working Capital and the amount by which Net Working Capital as calculated by Acquirer is less than the Net Working Capital set forth in the Net Working Capital Certificate.
          (c) The Representative may object to the Net Working Capital calculations set forth in the Acquirer NWC Certificate by providing written notice of such objection to Acquirer within 20 days after Acquirer’s delivery of the Acquirer NWC Certificate (the “Notice of Objection”).
          (d) If the Representative timely provides the Notice of Objection, then the parties shall confer in good faith for a period of up to 10 business days following Acquirer’s timely receipt of the Notice of Objection, in an attempt to resolve any disagreement and any resolution by them shall be in writing and shall be final and binding.

          (e) If, after such 10-business day period, the Representative and Acquirer cannot resolve any such disagreement, then the parties shall engage Deloitte & Touche USA LLP (the “Reviewing Accountant”) to review the NWC Calculations. After review of the NWC Calculations and Company’s books and records, the Reviewing Accountant shall promptly determine the Net Working Capital and such determination shall be final and binding on the parties.
          (f) If the Net Working Capital, as determined pursuant to Section 2.7(b) (in the event there is no Notice of Objection) or Section 2.7(d) or Section 2.7(e), is in fact less than the Net Working Capital set forth in the Net Working Capital Certificate (such difference, the “Negative Adjustment Amount”), then, if and only if the Total Merger Consideration would be reduced after giving effect to the Negative Adjustment Amount, Acquirer shall be indemnified in accordance with Article 11, without any dispute by the Representative, for the full amount of:
               (i) the Negative Adjustment Amount;
               (ii) if Net Working Capital as determined by the Reviewing Accountant, if applicable, is less than or equal to Net Working Capital as set forth in the Acquirer NWC Certificate, all fees and expenses, if any, of the Reviewing Accountant; and
               (iii) if Net Working Capital as determined by the Reviewing Accountant, if applicable, is greater than Net Working Capital as set forth in the Acquirer NWC Certificate, a percentage of the fees and expenses, if any, of the Reviewing Accountant, which percentage shall equal the difference between Net Working Capital as set forth in the Net Working Capital Certificate and Net Working Capital as determined by the Reviewing Accountant, if applicable, divided by the difference between Net Working Capital as set forth in the Net Working Capital Certificate and Net Working Capital as set forth in the Acquirer NWC Certificate. Notwithstanding the foregoing, Acquirer shall not be indemnified for any portion of fees and expenses, if any, of the Reviewing Accountant, if the Net Working Capital as determined by the Reviewing Accountant is greater than the Net Working Capital as set forth in the Acquirer NWC Certificate.
          (g) Acquirer’s decision to provide or not to provide the Acquirer NWC Certificate pursuant to, and to follow the procedure set forth in, this Section 2.7 shall not constitute a waiver of any other remedy Acquirer may have in connection with the NWC Calculations, including the indemnification provisions of Article 11.
     2.8 Effects of the Merger.
          (a) General. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Company and Sub will vest in the Surviving Company, and all Liabilities and duties of Company and Sub will become the Liabilities and duties of the Surviving Company.
          (b) Certificate of Incorporation. The Certificate of Incorporation of Sub immediately prior to the Effective Time will be the Certificate of Incorporation of the Surviving Company immediately after the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law; provided, however, that Article I of the Certificate of Incorporation of the Surviving Company will be amended at the Effective Time to read: “The name of the corporation is Discovery Mining, Inc.”

          (c) Bylaws. At the Effective Time, the Bylaws of the Surviving Company shall be amended in their entirety to read as the Bylaws of Sub, until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Company and such Bylaws
          (d) Directors and Officers.
               (i) At the Effective Time, the members of the Board of Directors of Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Company immediately after the Effective Time until their respective successors are duly elected or appointed and qualified.
               (ii) At the Effective Time, the officers of Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Company immediately after the Effective Time until their respective successors are duly appointed.
     2.9 Tax Consequences. The parties intend the merger to be a taxable sale of the Company Capital Stock by the Company Securityholders. Acquirer makes no representations or warranties to Company or to any holder of and shares of Company Capital Stock or Company Options regarding the Tax treatment of the Merger, or any of the Tax consequences to Company or any holder of shares of Company Capital Stock or Company Options of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. Company acknowledges that Company and the holders of shares of Company Capital Stock and Company Options are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby. The parties hereby agree to treat the Escrow Fund (other than amounts characterized as imputed interest) as proceeds from an installment sale within the meaning of, and to the extent permitted by, Section 453 of the Code, and no party shall take any actions inconsistent with this treatment.
     2.10 Further Assurances. Company agrees that if, at any time after the Effective Time, Acquirer believes or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect, confirm or continue in the Surviving Company, Sub or Acquirer title to any property or any right of Company as provided herein, Acquirer and any of its officers are hereby authorized by Company to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect, confirm or continue title to such property or rights in the Surviving Company, Sub or Acquirer and otherwise to carry out the purposes of this Agreement, in the name of Company or otherwise. The parties further agree that, upon Acquirer’s request, the parties will amend this Agreement to cause Company to merge into a different direct or indirect Subsidiary of Acquirer.
     2.11 Rights Not Transferable. The rights of the Company Securityholders as of immediately prior to the Effective Time, are personal to each such securityholder and will not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) will be null and void.
ARTICLE 3
Representations and Warranties of Company
     Company represents and warrants to Acquirer that, except as set forth in the letter addressed to Acquirer from Company and dated as of the Agreement Date, including all Schedules thereto (which will specifically reference the Sections of this Agreement to which the specific items of disclosure therein constitute an exception and shall be deemed also disclosed in any other section, subsection or clause of the Company Disclosure Letter to the extent that it is clear, upon a reading of the actual text of such disclosure, without any independent knowledge on the part of the reader regarding the matter disclosed or any review of any external document or matter referred to by such disclosure (other than references to defined terms in each of those external documents as noted), that such disclosure is responsive to such other section, subsection or clause of this Article 3) which has been delivered by Company to Acquirer concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”), each of the representations, warranties and statements contained in the following Sections of this Article 3 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date. For all purposes of this Agreement, the statements contained in the Company Disclosure Letter will also be deemed to be representations and warranties made and given by Company under this Article 3.
     3.1 Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has continuously been in good standing under the laws of the State of Delaware at all times since its inception. Company has the corporate power and authority to own, operate and lease its properties and to carry on the Company Business and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary (each such jurisdiction being listed on Schedule 3.1 of the Company Disclosure Letter), except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to be material to Company. Company is not in violation of its Certificate of Incorporation or Bylaws or other equivalent organizational or governing documents.
     3.2 Subsidiaries. Schedule 3.2 of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of Company, and each such Subsidiary is wholly owned by Company. Company has no equity interest, direct or indirect, in, or loans to, any Person. Company is not obligated to make, nor bound by any Contract to make, any investment in or capital contribution in or on behalf of any other Person. Schedule 3.2 of the Company Disclosure Letter sets forth, with respect to each Subsidiary of Company, (a) its jurisdiction of incorporation or organization, (b) a correct and complete list of all jurisdictions in which it is qualified to do business, and (c) the address of its principal executive offices. Each Subsidiary of Company is duly organized, validly existing and in good standing (or appropriately recognized as legally in existence and active under the laws of its jurisdiction) under the laws of its jurisdiction of incorporation or organization identified on Schedule 3.2 of the Company Disclosure Letter and has the power and authority to own, operate and lease its properties and to carry on its business as presently being conducted. Each Subsidiary of Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on such Subsidiary. Neither Company nor any of its Subsidiaries is a general or limited partner of any general partnership, limited partnership or other entity.
     3.3 Power, Authorization and Validity.
          (a) Subject to adoption of this Agreement pursuant to the Company Stockholder Consent, Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and all Company Ancillary Agreements. The execution and delivery of this Agreement and the Company Ancillary Agreements and the consummation of the transactions contemplated hereby have been duly and validly approved and authorized by the Company Board. This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The

Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board, has approved and adopted this Agreement and approved the Merger, determined that this Agreement and the terms and conditions of the Merger and this Agreement are advisable and in the best interests of Company and its stockholders, and directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the stockholders of Company adopt this Agreement.
          (b) No filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable Company to enter into, and to perform its obligations under, this Agreement or the Company Ancillary Agreements, except for: (i) the filing of the Certificate of Merger with the Delaware Secretary of State; and (ii) such other filings, authorizations, consents, approvals, permits, orders, registrations and declarations, if any, that if not made or obtained by Company would not be material to Company’s ability to consummate the Merger or to perform its obligations under this Agreement and the Company Ancillary Agreements and would not, individually or in the aggregate, be material to Company or its business.
     3.4 Capitalization.
          (a) The authorized capital stock of Company consist solely of (i) 10,000,000 shares of Company Common Stock and (ii) 1,750,000 shares of Company Preferred Stock, all of which are designated as Company Series A Stock. A total of 2,568,833 shares of Company Common Stock and 996,035 shares of Company Series A Stock are issued and outstanding as of the Agreement Date. Company holds no treasury shares. As of the Agreement Date, there are no other issued and outstanding shares of capital stock or other securities of Company and no outstanding commitments or Contracts to issue any shares of capital stock or other securities of Company other than pursuant to the exercise of outstanding Company Options under the Company Option Plans. Schedule 3.4(a) of the Company Disclosure Letter accurately sets forth, as of the Agreement Date, the name of each Person that is the registered owner of any shares of Company Common Stock or Company Series A Stock and the number of such shares so owned by such Person, and the number of shares of Company Common Stock that would be owned by such Person assuming conversion of all shares of Company Preferred Stock so owned by such Person giving effect to all anti-dilution and similar adjustments. The number of such shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of Company as of the Agreement Date. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, Company’s Certificate of Incorporation or Bylaws, or any Contract to which Company is a party or by which Company is bound. All issued and outstanding shares of Company Capital Stock were issued in material compliance with all Applicable Laws and all material requirements set forth in applicable Contracts. There is no Liability for dividends declared or accrued and unpaid by Company. Company is not under any obligation to register under the Securities Act any shares of Company Capital Stock or any other securities of Company, whether currently outstanding or that may subsequently be issued.
          (b) There are no Unvested Company Shares issued and outstanding.
          (c) As of the Agreement Date, Company has reserved an aggregate of 1,500,000 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plan, of which 543,415 shares are subject to outstanding and unexercised Company Options and 956,585 shares remain available for issuance thereunder. Schedule 3.4(c)-1 of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Options, including the number of shares of Company

Common Stock subject to each such option, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such option under Section 422 of the Code and the plan arrangement or agreement pursuant to which such options were granted. Schedule 3.4(c)-2 of the Company Disclosure Letter sets forth a true, correct and complete list (which schedule will be a subset of Schedule 3.4(c)-1 of the Company Disclosure Letter), as of the Agreement Date, of all holders of outstanding Company Options that are held by Persons that are not employees of Company or any of its Subsidiaries (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons), including a description of the relationship between each such Person and Company. All issued and outstanding Company Options were issued in compliance with all Applicable Laws and all requirements set forth in applicable Contracts. All Company Unvested Options to be assumed by Acquirer pursuant to Section 2.2(c) were granted under, and in compliance with, Rule 701 promulgated under the Securities Act and any applicable guidance issued thereunder.
          (d) No bonds, debentures, notes or other indebtedness of Company or its Subsidiaries (i) having the right to vote on any matters on which Company Stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting securities of Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).
          (e) Except for the Company Options described in Schedule 3.4(c)-1 of the Company Disclosure Letter and the New Company Options, there are no options, warrants, calls, rights or Contracts of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock, options, warrants or other rights to purchase shares of Company Capital Stock or other securities of Company, or any Company Voting Debt, or obligating Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract. Except for the New Company Options, there are no Contracts relating to voting, purchase or sale of any shares of Company Capital Stock (i) between or among Company and any of its securityholders, other than written contracts granting Company the right to purchase unvested shares upon termination of employment or service, and (ii) to Company’s Knowledge, between or among any of Company’s securityholders. Neither the Company Option Plan nor any Contract of any character to which Company and/or its Subsidiaries is a party to or by which Company and/or its Subsidiaries is bound relating to any Company Options require or otherwise provide for any accelerated vesting of any Company Options in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with Company, Acquirer or any of their respective Subsidiaries, or any other event, before, upon or following the Merger or otherwise. A true and complete copy of the Company Option Plan, all agreements and instruments relating to or issued under the Company Option Plan (including executed copies of all Contracts relating to the Company Option and the shares of Company Capital Stock purchased under such option) have been provided to Acquirer’s counsel, and such plans and Contracts have not been amended, modified or supplemented since being provided to Acquirer’s counsel, and there are no Contracts or understandings to amend, modify or supplement such plans or Contracts in any case from those provided to Acquirer’s counsel.
          (f) The Spreadsheet (as defined in Section 5.14) will accurately set forth, as of the Closing, the name of each Person that is the registered owner of any shares of Company Capital Stock and/or Company Options and the number and class of such shares of Company Capital Stock so owned, or subject to Company Options so held, by such Person. The number of such shares set forth as being so owned, or subject to Company Options so owned, by such Person will constitute the entire interest of such person in the issued and outstanding capital stock, voting securities or other securities of Company.

As of the Closing, no other Person not disclosed in the Spreadsheet will have a right to acquire any shares of Company Capital Stock and/or Company Options from Company. In addition, the shares of Company Capital Stock and/or Company Options disclosed in the Spreadsheet will be, as of the Closing, free and clear of any Encumbrances created by Company’s Certificate of Incorporation or Bylaws or any Contract to which Company is a party or by which it is bound.
          (g) Company has good and marketable title to all of the issued and outstanding stock or other securities or equity interests of each of its Subsidiaries set forth on Schedule 3.4(g) of the Company Disclosure Letter, free and clear of any Encumbrance. All such issued and outstanding stock or other securities or equity interests have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the relevant Subsidiary of Company in compliance with all requirements of Applicable Laws and all requirements set forth in applicable Contracts. There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any stock or other securities or equity interests of any Subsidiary of Company or any securities or debt convertible into or exchangeable for such stock or other securities or equity interests or obligating such Subsidiary of Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement.
     3.5 No Conflicts. Neither the execution and delivery of this Agreement or the Company Ancillary Agreements, nor the consummation of any of the transactions contemplated herein or therein, will (a) conflict with, result in any violation or default under (with or without notice or lapse of time, or both), give rise to a right of termination, cancellation or acceleration or any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to (i) any provision of Company’s Certificate of Incorporation or Bylaws or similar charter documents of Company or any of its Subsidiaries, each as currently in effect, (ii) any Applicable Law, or (iii) any Material Agreement to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective assets or properties are bound or affected, except, in the case of clauses (ii) and (iii), as would not be material to Company or (b) result in the creation of any Encumbrance on any of the material properties or assets of Company or any of its Subsidiaries or, to Company’s Knowledge, any shares of Company Capital Stock.
     3.6 Litigation.
          (a) There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries or any of their respective assets or properties (or, to the Knowledge of Company and its Subsidiaries, there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending or threatened against any director or officer in their capacity as such or relating to their employment, services or relationship with Company or any of its Subsidiaries) before any Governmental Authority or arbitrator.
          (b) There is no judgment, decree, injunction, rule or order against Company or any of its Subsidiaries or any of their respective assets or properties (or, to the Knowledge of Company and its Subsidiaries, against any director or officer in their capacity as such or relating to their employment, services or relationship with Company or any of its Subsidiaries).
          (c) To Company’s Knowledge, no Person has submitted a written notice to Company asserting a claim against Company or any of its Subsidiaries based upon Company’s entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement.

          (d) Neither Company nor any of its Subsidiaries has any material action, suit, arbitration, mediation, proceeding, claim or investigation pending against any other Person.
     3.7 Financial Statements.
          (a) Company has delivered to Acquirer its consolidated unaudited financial statements for each fiscal year and interim fiscal period subsequent to Company’s inception date (including, in each case, balance sheets, statements of operations and statements of cash flows and including consolidated unaudited financial statements for the six-month period ended June 30, 2008) (collectively, the “Financial Statements”), which are included as Schedule 3.7(a) of the Company Disclosure Letter. All of the Financial Statements (i) are prepared from and are in accordance with the books and records of Company, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered; provided, however, that the Balance Sheet is subject to normal and recurring year-end adjustments (which will not be material individually or in the aggregate) , (iv) fairly present the consolidated financial condition of Company and its Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of Company and its Subsidiaries for the periods therein specified, and (v) are true, complete and correct in all material respects, insofar as the accounting policies have been consistently applied by Company’s or its Subsidiaries’ accountants with those of prior years. Neither Company nor any of its Subsidiaries has any Liabilities other than (A) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of June 30, 2008 (the “Balance Sheet”), (B) those incurred in the conduct of Company’s business since June 30, 2008 (the “Balance Sheet Date”) in the ordinary course, consistent with past practice, which are of the type that either ordinarily recur and, individually or in the aggregate, or are not material in nature or amount and do not result from any breach of Contract, tort or violation of law, and (C) those incurred by Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by Company. All reserves that are set forth in or reflected in the Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.
          (b) Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions, receipts and expenditures of Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and its Subsidiaries, (iv) the amount recorded for assets on the books and records of Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither Company, any of its Subsidiaries or Company’s independent auditors nor, to Company’s Knowledge, any current or former employee, consultant or director of Company or any of its Subsidiaries has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants, directors or management of Company or any of its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by Company or its Subsidiaries, or any claim or allegation regarding any of the foregoing. Neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case regarding deficient accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls or any material inaccuracy in Company’s financial statements. No attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported to the Company Board or any committee therefore or to any directors or officer of Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company, its Subsidiaries or any of their respective officers, directors, employees or agents. There are no significant deficiencies or material weaknesses in the design or operation of Company’s internal controls which could adversely affect Company’s ability to record, process, summarize and report financial data. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Balance Sheet as required by said Statement No. 5. There has been no material change in Company accounting policies since Company’s inception, except as described in the Financial Statements or required by GAAP.
          (c) Schedule 3.7(c) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company and its Subsidiaries maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.
          (d) Schedule 3.7(d) of the Company Disclosure Letter accurately lists all indebtedness of Company and its Subsidiaries (i) for money borrowed, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person (collectively, “Debt”), including, for each item of Debt, the agreement governing the Debt and the interest rate, maturity date and any assets or properties securing such Debt. All Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Debt.
     3.8 Taxes.
          (a) Company and each of its Subsidiaries have timely filed all returns, reports, declarations, claims for refund, estimates and information returns and statements or other documents relating to Taxes, including any schedule or attachment thereto and any amendment thereof (the “Returns”), required to be filed by Company or such Subsidiary under all Applicable Laws and regulations. All such Returns were true, complete and correct in all respects and were prepared in substantial compliance with all Applicable Laws. Company and each of its Subsidiaries have paid all Taxes due and owing (whether or not shown on any Return).
          (b) The unpaid Taxes of Company and its Subsidiaries (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and its Subsidiaries in filing their Returns. Since the Balance Sheet Date, neither Company nor any of its Subsidiaries has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.
          (c) No director or officer (or employee responsible for Taxes) of Company or any of its Subsidiaries expects any authority to assess any additional Taxes for any period for which Returns have been filed. No deficiencies for any Tax have been threatened, claimed, proposed or assessed against Company or any of its Subsidiaries which have not been settled or paid. No Return of Company or any of its Subsidiaries has ever been audited by the Internal Revenue Service or any other Taxing agency or authority, no such audit is in progress and neither Company nor any of its Subsidiaries has been notified of any request for such an audit or other examination. No claim has ever been made by a Governmental Authority in a jurisdiction where Company or any of its Subsidiaries does not file Returns that Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. No adjustment relating to any Returns filed by Company or any of its Subsidiaries has been proposed by any Governmental Authority to Company or any of its Subsidiaries (or any representative thereof). There is not in effect any waiver by Company or any of its Subsidiaries of any statute of limitations with respect to any Taxes or agreement to any extension of time for filing any Return which has not been filed, and Company has not consented to extend to a date later than the Agreement Date the period in which any Tax may be assessed or collected by any Governmental Authority. Company has delivered to Acquirer correct and complete copies of all federal and state income tax Returns for all periods ending on or after December 31, 2002, examination reports and statements of deficiencies assessed against or agreed to by Company or any of its Subsidiaries.
          (d) Company is not a party to, and does not owe any amount under, any Tax-sharing or allocation agreement. Company has not been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Company) and has no Liability for the Taxes of any Person (other than Company and its Subsidiaries) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.
          (e) Company and each of its Subsidiaries have withheld and paid (and until Closing will withhold and pay) all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
          (f) Each of Company and its Subsidiaries has disclosed on its federal income tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of Company or any of its Subsidiaries has consummated, has participated in or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code or the Regulations. None of Company or any of its Subsidiaries has entered into any reportable transaction as defined in Section 1.6011-4(b) of the Regulations.
          (g) Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (h) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of Company or any Subsidiary or ERISA Affiliate (as defined below) to which Company and/or any Subsidiary is a party or by which Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162(m) of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Schedule 3.8(h) of the Company Disclosure Letter lists each Person who Company reasonably believes is, with respect to Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.
          (i) Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
          (j) To Company’s Knowledge, no payment pursuant to any Employee Plans or other arrangement between Company or a Subsidiary and any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including, without limitation, the grant, vesting or exercise of any equity option, would subject any Person to a tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the Merger, any other transaction contemplated by this Agreement or otherwise.
          (k) All Company Options have been appropriately authorized by the Company Board, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive option terms.  Except for the New Company Options to be granted pursuant to Section 5.11(b), all Company Options granted to employees in the United States that are potentially subject to Code Section 409A have a per share exercise price that reflects the fair market value of the Company Common Stock as determined in good faith compliance with Section 409A of the Code and the regulations issued thereunder on the date that the option was granted.  No Company Options have been retroactively granted, or the exercise price of any Company Option determined retroactively.
     3.9 Title to Assets and Properties; Condition of Equipment and Property. Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all of the assets and properties used in the Company Business, not including Company IP Rights, or shown on the Balance Sheet, free and clear of any Encumbrance, except for Permitted Encumbrances. Such assets and properties are sufficient for the continued operation of the business of Company and its Subsidiaries as presently being conducted in all material respects. All machinery, vehicles, equipment and other tangible personal property owned or leased by Company or any of its Subsidiaries or used in the Company Business are (a) suitable for the uses to which they are currently employed, (b) in generally good operating condition, (c) regularly and properly maintained, and (d) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice. All properties used in the operations of Company or any of its Subsidiaries are reflected on the Balance Sheet to the extent required under GAAP to be so reflected. All leases of real or personal property to which Company or any of its Subsidiaries is a party are fully effective and afford Company or such Subsidiary peaceful and undisturbed leasehold possession of the subject matter of the lease. Company and its Subsidiaries are not materially in violation of any zoning, building, safety or environmental ordinance, regulation or requirement applicable to the operation of its owned or leased properties or of any other Applicable Law, nor has Company or any of its Subsidiaries received any notice of violation of law from a Governmental Agency with jurisdiction over Company relating to such issues with which it has not complied. Schedule 3.9-1 of the Company Disclosure Letter identifies each parcel of real property leased by Company or any Subsidiary. Company has heretofore provided to Acquirer’s counsel true, correct and complete copies of all leases, subleases and other agreements under which Company and/or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto.

Neither Company nor any of its Subsidiaries owns any real property. Company and its Subsidiaries have adequate rights of ingress and egress into any real property used in the operation of the Company Business. Schedule 3.9-2 of the Company Disclosure Letter sets forth a complete and accurate list and a brief description of all personal property owned or leased by Company or any of its Subsidiaries with an individual value of $10,000 or greater.
     3.10 Absence of Certain Changes. Since the Balance Sheet Date, Company and each of its Subsidiaries has carried on its business in the ordinary course in accordance with the procedures and practices in effect on the Balance Sheet Date, and since the Balance Sheet Date there has not been with respect to Company or any of its Subsidiaries:
          (a) any Material Adverse Change;
          (b) any Liability incurred other than in the ordinary course of business, consistent with past practice, or any borrowing of monies in excess of $50,000 in the aggregate;
          (c) any making of any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances made in the ordinary course of business, consistent with past practice;
          (d) any Contract with respect to any acquisition, sale or transfer of any asset of Company or any of its Subsidiaries (other than the sale or nonexclusive license of Company Products to its customers in the ordinary course of business consistent with past practice or any such transaction for which the consideration is less than $10,000);
          (e) any material damage, destruction or loss, whether or not covered by insurance, affecting its assets, properties or business;
          (f) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect to any securities of Company or combination or recapitalization of any securities of Company or any direct or indirect redemption, purchase or other acquisition by Company of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;
          (g) any entry into, amendment of, or relinquishment, termination or nonrenewal by it of any Contract or other right or obligation other than in the ordinary course of business, consistent with past practice, but in no event involving obligations (contingent or otherwise) of or payments to it in excess of $50,000 individually or $100,000 in the aggregate;
          (h) any payment or discharge of any Encumbrance or Liability, which Encumbrance or Liability was not either (i) shown on the Balance Sheet or (ii) incurred in the ordinary course of business, consistent with past practice, after the Balance Sheet Date;
          (i) any sale, disposition, transfer or license to any Person of any rights to Company IP Rights other than in the ordinary course of business consistent with past practice or any acquisition or license from any Person of any Intellectual Property or any sale, disposition, transfer or providing of any copy of any Company Source Code to any Person, in each case involving consideration in excess of $10,000;
          (j) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount which is not material, or any discount,

accommodation or other concession made other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable;
          (k) any material change in the manner in which it extends discounts, credits or warranties to its customers or otherwise deals with its customers;
          (l) any material labor dispute or any claim of unfair labor practices;
          (m) any change with respect to its officers or management or supervisory employees (collectively, the “Management Employees”);
          (n) any modification of the benefits payable, or to become payable, to any of its directors, officers or employees, or any increase in the compensation (including severance and equity compensation) payable, or to become payable, to any of its directors, officers or employees, or any bonus payment or arrangement made to or with any of such directors, officers or employees;
          (o) any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including the granting of options, awards or appreciation rights with respect to its capital stock) made to, for or with any of its directors, officers, employees, consultants or independent contractors;
          (p) any modification or change to the right to exercise or convert, or to the exercise or purchase prices of, any shares of Company Capital Stock or other securities, or any acceleration or other modification of (i) the vesting of or right to exercise any option, warrant or other right to purchase shares of Company Capital Stock or other securities or (ii) the vesting or release of any shares of Company Capital Stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;
          (q) any amendment or change to Company’s Certificate of Incorporation or Bylaws other equivalent organizational or governing documents of Company or any Subsidiary; or
          (r) any announcement of, any negotiation by or any entry into any Contract by Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (q) (other than negotiations and agreements with Acquirer and its representatives regarding the transactions contemplated by this Agreement).
     3.11 Contracts. Except for this Agreement and the Contracts specifically identified in the specific subsections of Schedule 3.11 of the Company Disclosure Letter, or which are no longer in effect, neither Company nor any of its Subsidiaries is a party or subject to any of the following (whether oral or in writing):
          (a) any distribution, original equipment manufacturing, reseller, marketing, sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any product, service or technology owned, marketed, licensed or provided by it in excess of $50,000 per annum;
          (b) any Contract for the purchase, sale, license, provision or manufacture of products, materials, supplies, equipment or services, including online marketing, media purchase and optimization Contracts, requiring payment to or from it in an amount in excess of $50,000 per annum;

          (c) any Contract (i) in which it has granted or received most favored customer pricing provisions, exclusive sales, distribution, marketing, manufacturing or on-line distribution rights, rights of refusal, rights of first negotiation or similar rights or (ii) limiting the right of Company or any of its Subsidiaries (A) to sell, distribute or manufacture any products or services or (B) to purchase or otherwise obtain any software, components, parts, subassemblies or services, with respect to any Company Products;
          (d) any Contract providing for the development of any software, content (including textual content and visual or graphics content), technology or Intellectual Property, independently or jointly, by or for (or for the benefit or use of) it;
          (e) any Contract under which (i) it is a licensor of Intellectual Property rights, (ii) it is a licensee of Intellectual Property rights of any other Person (other than “shrink wrap” and similar generally available commercial end-user licenses to software that (A) is not incorporated into, integrated or bundled with, or used by Company or any of its Subsidiaries in the development, manufacture, compilation or provision of any of the Company Products and (B) that have an individual acquisition cost of $1,000 or less (any such software licenses, “Immaterial Software Licenses”)), (iii) it agrees to encumber, not assert, transfer or sell rights in or with respect to any Intellectual Property, or (iv) it agrees to provide source code to any third party;
          (f) any Contract to license or authorize any third party to manufacture or reproduce any of its products, services, technology or Intellectual Property;
          (g) any joint venture or partnership Contract, any Contract relating to a limited liability company or any other Contract which has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by it with any other party;
          (h) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into with customers and distributors in the ordinary course of business pursuant to Company’s standard form which has not been materially modified (a copy of which has been delivered to Acquirer’s counsel);
          (i) any Contract for or relating to the employment or hiring for services of any of its directors, officers, employees, consultants or independent contractors or any other type of Contract with any of its directors, officers, employees, consultants or independent contractors which is not immediately terminable by it without cost or other Liability to it, including any Contract requiring it to make a payment to any director, officer, employee, consultant or independent contractor on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;
          (j) any Contract or trust deed encumbering any of its assets or properties, any promissory note, any credit line, credit facility, loan agreement or other Contract for the borrowing of money pursuant to which it may borrow or loan funds, any security agreement encumbering any of its assets or properties, any security agreement encumbering any asset or property of a third party for its benefit, any guarantee by it of any obligation or indebtedness of another party or any guarantee of any of its obligations or indebtedness, and any Contract for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;
          (k) any Contract, under which services are currently being provided or obligations of either party thereto are continuing, containing indemnification, warranty or similar provisions with respect to products or services or any Contract containing any support, maintenance or service obligation or cost on the part of Company or any of its Subsidiaries (other than under its form of standard customer or distributor agreement, the terms of which have not been materially modified, the form of which has been delivered to Acquirer’s counsel);
          (l) any Contract for the sale, licensing or leasing by or to it of any assets, properties, products, services or rights having a value in excess of $50,000 per annum or which is material to the Company Business and any Contract for the sale, purchase or disposition of any real property;
          (m) any Company IP Rights Agreement (as defined in Section 3.13(g)) that (i) involves or involved a payment to or from it of $50,000 or more, (ii) grants any exclusive rights, including any exclusivity with respect to any product, service, market, industry, field of use or geographic territory, (iii) requires the ongoing payment of any royalties or periodic fees or payments by it, or (iv) is material to the Company Business, its Intellectual Property rights or technology or any of its current or proposed products or services;
          (n) any application hosting, application management, application usage, website hosting, website linking, consent or data sharing, data feed, information exchange, advertising, fee sharing, lead or customer referral, commerce, co-branding, framing, service, order or transaction processing or similar Contract relating to any aspect or element of any of the Company Websites (as defined in Section 3.14) or any other website or use of the public internet, or the extranet or intranet of any Person;
          (o) any Contract or plan (including any Company stock option, Company stock purchase and/or Company stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of Company or any of its Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any shares of Company Capital Stock, other securities or options, warrants or other rights therefor, except for those Contracts disclosed on Schedule 3.4(c)-1 of the Company Disclosure Letter;
          (p) any Contract under which Company provides any advice or services to any third party, including any consulting Contract, professional Contract or software implementation, deployment or development services Contract (including, for each such Contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services) in excess of $10,000;
          (q) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;
          (r) any Contract pursuant to which it has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;
          (s) any other Contract to which it is a party or by which it or any of its assets or properties are bound that involves a future financial commitment by it in excess of $50,000; or
          (t) any Contract between Company and any Governmental Authority.
          All Contracts required by subsections (a) through (t) of this Section 3.11 to be listed on Schedule 3.11 of the Company Disclosure Letter (collectively, “Material Agreements”) are valid and in full force and effect. A true and complete copy of each Material Agreement and all amendments and schedules thereto has been delivered to Acquirer’s counsel. No statement of work or contract order will be deemed to be disclosed on Schedule 3.11 of the Company Disclosure Letter unless such statement of work or contract order, as applicable, is specifically listed on Schedule 3.11 of the Company Disclosure Letter.
     3.12 No Default; No Restrictions.
          (a) Company and its Subsidiaries are not, nor to Company’s Knowledge is any other party, in material breach or default under any Material Agreement. No event has occurred, and no circumstance or condition exists, caused either by Company or, to Company’s Knowledge, the contract counterparty, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (i) result in a violation or breach of any provision of any Material Agreement by Company; or (ii) to Company’s Knowledge, give the respective contract counterparty (A) the right to declare a default or exercise any remedy under any Material Agreement, (B) the right to a material rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Agreement, (C) the right to accelerate the maturity or performance of any obligation of Company or any of its Subsidiaries under any Material Agreement, or (D) the right to cancel, terminate or modify any Material Agreement. Neither Company nor any of its Subsidiaries has received any written notice from a contract counterparty regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Agreement. Neither Company nor any of its Subsidiaries has any material Liability for renegotiation of Contracts or subcontracts with any Governmental Authority.
          (b) Neither Company nor any of its Subsidiaries is a party to, and no asset or property of Company or any of its Subsidiaries is bound or affected by, any judgment, injunction, order, decree or Contract that restricts or prohibits, or purports to restrict or prohibit, Company or any of its Subsidiaries or, following the Effective Time, the Surviving Company, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders, decrees or Contracts restricting the geographic area in which Company or any of its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that Company or any of its Subsidiaries may address in operating the Company Business or restricting the prices which Company or any of its Subsidiaries may charge for their respective products, technology or services) or that includes any grants by Company or any of its Subsidiaries of exclusive rights or licenses.
     3.13 Intellectual Property.
          (a) Company and its Subsidiaries (i) own and have independently developed or acquired or (ii) have the valid right or license to all Company IP Rights. The Company IP Rights are sufficient for the conduct of the Company Business as currently conducted and, to Company’s Knowledge, as currently planned by Company to be conducted in the future.
          (b) Neither Company nor any of its Subsidiaries has transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights to any third party or knowingly permitted Company’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain or, except as set forth in Schedule 3.13(b) of the Company Disclosure Letter, with respect to any Company Registered Intellectual Property, lapse (other than through the expiration of Company Registered Intellectual Property at the end of its maximum statutory term).
          (c) Except as set forth in Schedule 3.13(c) of the Company Disclosure Letter, Company and its Subsidiaries own and have good and exclusive title to each item of Company-Owned IP

Rights and each item of Company Registered Intellectual Property, free and clear of any Encumbrances (other than non-exclusive object code licenses of software by Company or any of its Subsidiaries in the ordinary course of its business consistent with past practice on its standard form of customer agreement (a copy of which has been provided to Acquirer’s counsel) that has not been materially modified (“Standard Form Agreements”)). Except as set forth in Schedule 3.13(c) of the Company Disclosure Letter, the right, license and interest of Company or any of its Subsidiaries of Company in and to all third-party Intellectual Property rights licensed by Company or any of its Subsidiaries from a third party are free and clear of all Encumbrances (excluding restrictions contained in the applicable license agreements, including in any open source licenses, with such third parties and Standard Form Agreements).
          (d) Neither the execution and delivery or effectiveness of this Agreement nor the performance of Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company-Owned IP Right or impair the right of Company or any of its Subsidiaries or, after the Closing, Acquirer to use, possess, sell or license any Company-Owned IP Right or portion thereof. Except as set forth in Schedule 3.13(d) of the Company Disclosure Letter, after the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by Acquirer without restriction and without payment of any kind to any third party.
          (e) Schedule 3.13(e) of the Company Disclosure Letter lists all Company Products by name and version number.
          (f) Schedule 3.13(f) of the Company Disclosure Letter lists all Company Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed or in which any other filing or recordation has been made. Schedule 3.13(f) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by Company or any of its Subsidiaries within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, or impairment or abandonment of, such Company Registered Intellectual Property. Each item of Company Registered Intellectual Property is valid and subsisting or, in the case of applications, applied for.
          (g) Neither Company nor any of its Subsidiaries is or will be, as a result of the execution and delivery or effectiveness of this Agreement or the performance of Company’s obligations under this Agreement, in breach of any Contract governing any Company IP Rights (the “Company IP Rights Agreements”) and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements (other than with respect to any Immaterial Software Licenses), or give any non-Company party to any Company IP Rights Agreement (other than any Immaterial Software Licenses) the right to do any of the foregoing. Following the Closing, the Surviving Company (as wholly-owned by Acquirer) will be permitted to exercise all of the rights of Company and its Subsidiaries under the Company IP Rights Agreements (other than with respect to any Immaterial Software Licenses) to the same extent Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company or any of its Subsidiaries would otherwise be required to pay.
          (h) There are no royalties, honoraria, fees or other payments payable by Company or any of its Subsidiaries to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product or registration fees payable with respect to any Company Registered Intellectual Property) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by Company or any of its Subsidiaries.
          (i) To Company’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights by any third party, including any employee or former employee of Company or any of its Subsidiaries. Except as set forth in Schedule 3.13(i) of the Company Disclosure Letter, neither Company nor any of its Subsidiaries has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property right or breach of any Company IP Rights Agreement.
          (j) Neither Company nor any of its Subsidiaries has been sued in any suit, action or proceeding (or received any written notice or, to Company’s Knowledge, threat) which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of Company or any of its Subsidiaries to exercise any Intellectual Property right. Neither Company nor any of its Subsidiaries has received any written communication that involves an offer to license or grant any other rights or immunities under any third-party Intellectual Property right.
          (k) The operation of the Company Business, as currently conducted, by Company or any of its Subsidiaries, and, to Company’s Knowledge, as currently planned by Company or any of its Subsidiaries to be conducted in the future, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the use by Company or any of its Subsidiaries of any product, device or process used in the Company Business as currently conducted by Company or any of its Subsidiaries and, to Company’s Knowledge, as currently planned by Company or any of its Subsidiaries to be conducted in the future, does not, has not and will not infringe or misappropriate the Intellectual Property rights of any third party and does not, has not and will not constitute unfair competition or unfair trade practices under the laws of any jurisdiction in which Company or any of its Subsidiaries conducts the Company Business, and there is no basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the Company Business, as currently conducted by Company or any of its Subsidiaries, and, to Company’s Knowledge, as currently planned by Company or any of its Subsidiaries to be conducted in the future, is infringing or has infringed on or misappropriated any Intellectual Property right of a third party.
          (l) Except as set forth on Schedule 3.13(l) of the Company Disclosure Letter, none of the Company-Owned IP Rights, the Company Products, Company or any of its Subsidiaries is subject to any proceeding or outstanding order or stipulation (i) restricting in any manner the use, transfer, licensing or provision by Company or any of its Subsidiaries of any Company-Owned IP Right or any Company Product, or which may affect the validity, use or enforceability of any such Company-Owned IP Right or Company Product, or (ii) restricting the conduct of the Company Business in order to accommodate third party Intellectual Property rights.
          (m) Neither Company nor any of its Subsidiaries has received any written opinion of counsel that any Company Product or the operation of the Company Business, as previously or currently conducted, or as currently proposed to be conducted by Company or any of its Subsidiaries, infringes or misappropriates any third party Intellectual Property rights.
          (n) Except as set forth in Schedule 3.13(n) of the Company Disclosure Letter, Company and each of its Subsidiaries has secured, from all of its consultants, employees and independent contractors who independently or jointly contributed, to the conception, reduction to practice, creation or development of any Company-Owned IP Rights, unencumbered and unrestricted exclusive ownership of all of such third party’s Intellectual Property in such contribution that Company or any of its Subsidiaries does not already own by operation of law, and no current or former consultant, employee or independent contractor of Company or any of its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights. Without limiting the foregoing, Company and each of its Subsidiaries has obtained proprietary information and invention disclosure and assignment agreements in the unmodified form provided to Acquirer’s counsel (an “EIAA”) from all current and former consultants, employees and independent contractors of Company and each of its Subsidiaries and no EIAA lists any Intellectual Property which is not assigned to Company or any of its Subsidiaries under that EIAA.
          (o) No current or former employee, consultant or independent contractor of Company or any of its Subsidiaries: (i) is, except as set forth on Schedule 3.13(o) of the Company Disclosure Letter, in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any third party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Company or any of its Subsidiaries or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Company or any of its Subsidiaries that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.
          (p) Except as set forth on Schedule 3.13(p) of the Company Disclosure Letter, the employment of any employee of Company or any of its Subsidiaries or the use by Company or any of its Subsidiaries of the services of any consultant or independent contractor does not subject Company or any of its Subsidiaries to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Company or any of its Subsidiaries, whether such Liability is based on contractual or other legal obligations to such third party.
          (q) Company and its Subsidiaries have taken all commercially reasonable steps to protect and preserve the confidentiality of the following (“Confidential Information”): (i) all information which is confidential or non-public, which is included in the Company IP Rights owned by Company and which is material to the Company Business, and (ii) all information included in the Company IP Rights which are not owned by Company, which are reasonably believed by Company to be confidential or non-public or which Company and/or any of its Subsidiaries are legally obligated to keep confidential. All use, disclosure or appropriation of Confidential Information owned by Company or any of its Subsidiaries by or to a third party has been pursuant to the terms of a written agreement or other legal binding arrangement between Company or a Subsidiary of Company and such third party. All use, disclosure or appropriation by Company and its Subsidiaries of Confidential Information not owned by Company or any of its Subsidiaries has been pursuant to the terms of a written agreement between Company or such Subsidiary and the owner of such Confidential Information, or is otherwise lawful. All current and former employees and consultants of Company and its Subsidiaries having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the customers and business partners of Company or any of its Subsidiaries, to the extent required by such customers and business partners).
          (r) Schedule 3.13(r) of the Company Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public

License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by Company or any of its Subsidiaries in any way and describes the manner in which such Open Source Materials were used (such description will include whether (and, if so, how) the Open Source Materials were modified and/or distributed by Company or any of its Subsidiaries). Company is in compliance with the terms and conditions of all licenses for the Open Source Materials.
          (s) Neither Company nor any of its Subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company IP Rights or Company Products, (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company Products, or (iii) used Open Source Materials in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create, obligations for Company or any such Subsidiary to third parties with respect to any Company IP Rights or grants, or purports to grant, to any third party, any rights or immunities under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials (A) be disclosed or distributed to third parties in source code form, (B) be licensed to third parties for the purpose of making derivative works, or (C) be redistributable to third parties at no charge).
          (t) All products sold, licensed, leased or delivered by Company or any of its Subsidiaries to customers and all services provided by or through Company or any of its Subsidiaries to customers on or prior to the Closing Date (i) conform to applicable and material contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof) and any legally binding representations provided to customers and (ii) conform in all material respects to applicable packaging, advertising and marketing materials provided by Company or any of its Subsidiaries and product or service specifications or documentation. Neither Company nor any of its Subsidiaries has any Liability for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company or any of its Subsidiaries giving rise to any material Liability relating to the replacement or repair of any Company Products or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet, and, to the Knowledge of Company and its Subsidiaries, there is no legitimate basis for any such action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand.
          (u) Company has made available to Acquirer all material documentation and notes in Company’s possession or control relating to the testing of all Company Products. To the Knowledge of Company, Company has documented all bugs, errors and defects in all Company Products, and such documentation is retained and is available internally at Company.
          (v) For all software (other than software licensed pursuant to Immaterial Software Licenses) used by Company and its Subsidiaries in providing services, or in developing, making available or providing any of the Company Products, Company or a Subsidiary of Company has implemented consistent with general industry standards security patches or upgrades that are generally available for that software, and Company and its Subsidiaries have current, valid, timely paid Contracts for the provision of support, maintenance, updates, upgrades, enhancements and bug fixes to Company and its Subsidiaries for such software.
          (w) No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for shares of Company Capital Stock or from the sale of products or services) was used in the development of the Company-Owned IP Rights. No current or former employee, consultant or independent contractor of Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company or any of its Subsidiaries.
          (x) Except as set forth on Schedule 3.13(x) of the Company Disclosure Letter, neither Company nor any of its Subsidiaries nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Company or any of its Subsidiaries or any Person then acting on their behalf to any Person of any Company Source Code. Schedule 3.13(x) of the Company Disclosure Letter identifies each Contract pursuant to which Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or any other Person any of the Company Source Code and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.
          (y) Except as disclosed in Schedule 3.13(y) of the Company Disclosure Letter, there has not occurred with respect to Company, any of its Subsidiaries or any customer for which Company or any of its Subsidiaries provides hosting or hosted services (i) any unavailability of its Internet-based services, any disruption to network operations or any network outage of more than 0.03% of the time in any calendar month or (ii) any material failure to comply with any service unavailability, network performance standards or objectives set forth in any Contract with a customer of Company or any of its Subsidiaries.
          (z) Neither Company nor any Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of Company or any Subsidiary to grant or offer to any other Person any license or right to any Company-Owned IP Rights.
          (aa) Company and each Subsidiary has implemented and maintains a comprehensive security plan consistent with generally accepted industry standards which (i) identifies internal and external risks to the security of the Confidential Information, including personally identifiable information; (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks; and (iii) maintains notification procedures in compliance with Applicable Laws in the case of any breach of security compromising unencrypted data containing personally identifiable information. Neither Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in Company’s possession, custody or control.
     3.14 Privacy. Neither Company nor any of its Subsidiaries has collected any personally identifiable information from any third parties except as described on Schedule 3.14 of the Company Disclosure Letter. Company and its Subsidiaries have complied with all Applicable Laws and their respective internal privacy policies relating to (a) the privacy of users of their products and services and all Internet websites owned, maintained or operated by Company or any of its Subsidiaries (the “Company Websites”) and (b) the use, collection, storage and transfer of any personally identifiable information collected by Company, any of its Subsidiaries or by third parties having authorized access to the records of Company or any of its Subsidiaries. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements comply with all Applicable Laws relating to privacy and with Company’s and its Subsidiaries’ privacy policies. Copies of all current and prior privacy policies of Company and its Subsidiaries, including the privacy policies included in the Company Websites, are attached as Schedule 3.14 of the Company Disclosure Letter. Each of the Company Websites and all materials distributed or marketed by Company or any of its Subsidiaries have at all times made all disclosures to users or customers required by Applicable Laws, and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any Applicable Law. Neither Company nor any Subsidiary has received a complaint regarding Company’s or any of its Subsidiaries’ collection, use or disclosure of personally identifiable information.
     3.15 Compliance with Laws. Company and each of its Subsidiaries have complied in all material respects and will be as of the Closing Date in material compliance with all Applicable Laws. Company and each of its Subsidiaries have received all permits and approvals from, and have made all filings with, third parties, including Governmental Authorities, that are necessary to the conduct of the business of Company and its Subsidiaries as presently being conducted in all material respects (“Governmental Permits”), and there exists no current material default under or violation of any such Governmental Permit. None of the Governmental Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement, in each case, in all material respects.
     3.16 Certain Transactions and Agreements. None of the officers and directors of Company or any of its Subsidiaries and, to the Knowledge of Company, no member of any such director’s or officer’s, immediate family (a) has or ever had any direct or indirect ownership, participation, royalty or other interest in, or any employment or consulting agreement with, any firm, partnership, entity or corporation that competes or does business with Company, Acquirer or any of their respective Subsidiaries (except with respect to any interest of less than 1% of the outstanding voting shares of any corporation whose stock is publicly traded), (b) is or ever has been directly or indirectly interested in any Material Agreement, except for compensation for services as a director, officer or employee of Company or any of its Subsidiaries as listed on Schedule 3.16 of the Company Disclosure Letter, (c) has or ever had any interest in any property, real or personal, tangible or intangible, used in the Company Business, except for the normal rights of a stockholder, or (d) has or ever had, either directly or indirectly, a material interest in any Person which purchases from or sells, licenses or furnishes to Company or any of its Subsidiaries any goods, property, technology or intellectual or other property rights or services.
     3.17 Employee Benefit Plans and Employee Matters.
          (a) Schedule 3.17(a) of the Company Disclosure Letter lists, with respect to Company, any Subsidiary and any ERISA Affiliates, all Employee Plans.
          (b) Company has furnished to Acquirer’s counsel a true, correct and complete copy of each of the Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Employee Plan which is subject to ERISA reporting requirements, delivered to Acquirer’s counsel true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Company has also delivered to Acquirer a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Employee Plan subject to Section 401(a) of the Code. Company has also delivered to Acquirer a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Employee Plan and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Employee Plan subject to Section 401(a) of the Code. Company has also delivered to Acquirer all registration statements and prospectuses prepared in connection with each Employee Plan. All individuals who, pursuant to the terms of any Employee Plan, are entitled to participate in any Employee Plan, are currently participating in such Employee Plan or have been offered an opportunity to do so. Neither Company nor any Subsidiary sponsors or maintains any self-funded employee benefit plan.
          (c) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. To the best of Company’s Knowledge, there has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Employee Plan. Each Employee Plan has been substantially administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Company, each Subsidiary and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Employee Plans. Neither Company nor any Subsidiary or ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Employee Plans. All contributions required to be made by Company, any Subsidiary or any ERISA Affiliate to any Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of Company and its Subsidiaries after the Company Balance Sheet Date). In addition, with respect to each Employee Plan intended to include a Code Section 401(k) arrangement, Company, its Subsidiaries and ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Employee Plan is covered by, and neither Company nor any Subsidiary or ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Acquirer, the Surviving Company and/or any Subsidiary (other than ordinary administrative expenses typically incurred in a termination event), within thirty (30) days. With respect to each Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Company has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of Company, is threatened, against or with respect to any such Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

          (d) With respect to each Employee Plan, each of Company and each United States Subsidiary has substantially complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.
          (e) There has been no amendment to, written interpretation or announcement (whether or not written) by Company, any Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Employee Plan which would materially increase the expense of maintaining such Employee Plan above the level of expense incurred with respect to such Employee Plan for the most recent fiscal year included in the Financial Statements. No Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.
          (f) Neither Company nor any Subsidiary or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
          (g) Neither Company nor any Subsidiary or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.
          (h) Each International Plan is listed in Schedule 3.17(h) of the Company Disclosure Letter. As regards each International Plan, (i) such International Plan is in material compliance with the provisions of the Legal Requirements of each jurisdiction in which such International Plan is maintained, to the extent those Legal Requirements are applicable to such International Plan, (ii) all contributions to, and material payments from, such International Plan which may have been required to be made in accordance with the terms of such International Plan, and, when applicable, the Legal Requirements of the jurisdiction in which such International Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such International Plan, and all payments under such International Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (iii) Company, each Subsidiary, and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such International Plan has obtained from the Governmental Entity having jurisdiction with respect to such International Plan any required determinations, if any, that such International Plan is in compliance with the Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such International Plan, (iv) such International Plan has been administered in all material respects at all times in accordance with its terms and applicable Legal Requirements, (v) to the Knowledge of Company, there are no pending investigations by any governmental body involving such International Plan, and no pending claims (except for claims for benefits payable in the normal operation of such International Plan), suits or proceedings against such International Plan or asserting any rights or claims to benefits under such International Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any Liability with respect to such

International Plan, and (vii) except as required by applicable Legal Requirements, no condition exists that would prevent Company or any of its Subsidiaries from terminating or amending any International Plan at any time for any reason in accordance with the terms of each such International Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). The benefits available under all International Plans in the aggregate do not provide materially greater benefits to employees of Company or any Subsidiary participating in such plans than the benefits available under the Employee Plans for employees of Company or any Subsidiary in the United States. No International Plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of Company.
          (i) Schedule 3.17(i) of the Company Disclosure Letter lists as of the Agreement Date each employee of Company or any Subsidiary who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.
          (j) None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by Company or any Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by Company or any Subsidiary to any Person.
          (k) Each of Company and each Subsidiary is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. Each of Company and each Subsidiary has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Company and each Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither Company nor any Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against Company and/or any Subsidiary under any workers compensation plan or policy or for long term disability. Neither Company nor any Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the Knowledge of Company, threatened, between Company or any Subsidiary and any of their respective employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.
          (l) Schedule 3.17(l) of the Company Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts to which Company and/or any Subsidiary is a party or by which Company and/or any Subsidiary is bound. Neither

Company nor any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 3.17(l) of the Company Disclosure Letter. Neither Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by Company or any Subsidiary and neither Company nor any Subsidiary has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by Company or any Subsidiary. Neither Company nor any Subsidiary has knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against Company or any Subsidiary pending or, to the Knowledge of Company, threatened which may interfere with the respective business activities of Company or any Subsidiary. Neither Company nor any Subsidiary, nor to the Knowledge of Company and each Subsidiary, any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of Company or any Subsidiary, and there is no charge or complaint against Company or any Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or to the Knowledge of Company, threatened.
          (m) No employee of Company or any Subsidiary is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company or any Subsidiary because of the nature of the business conducted or presently proposed to be conducted by Company or any Subsidiary or to the use of trade secrets or proprietary information of others. No employee of Company or any Subsidiary has given notice to Company or any Subsidiary, nor does Company or any Subsidiary otherwise have knowledge, that any such employee intends to terminate his or her employment with Company or any Subsidiary. The employment of each of the employees of Company or any Subsidiary is “at will” (except for non-U.S. employees of Company or any Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept) and Company and each Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. As of the Agreement Date, Company and each Subsidiary has not, and to the Knowledge of Company or any Subsidiary, no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or consultant of Company or any Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of Company or any Subsidiary of any terms or conditions of employment with Acquirer following the Effective Time.
          (n) Each of Company and each Subsidiary has delivered to Acquirer a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of Company and each Subsidiary, showing each such person’s name, position, annual remuneration, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year. Each of Company and each Subsidiary has delivered to Acquirer the additional following information for each of its international employees: city/country of employment, citizenship, date of hire, supervisor’s name and work location, date of birth, and any material special circumstances (including pregnancy, disability or military service).
          (o) Each of Company and each Subsidiary has delivered to Acquirer a true, correct and complete list of all of its consultants, advisory board members and independent contractors and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party.

          (p) Each of Company and each Subsidiary has delivered to Acquirer’s counsel true, correct and complete copies of each of the following: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and Company or any Subsidiary (and a true, correct and complete list of employees, consultants and/or others not subject thereto); the most current management organization chart(s); all agreements and/or insurance policies providing for the indemnification of any officers or directors of Company or any Subsidiary; summary of Liability for termination payments to current and former directors, officers and employees of Company or any Subsidiary; and a schedule of bonus commitments made to employees of Company or any Subsidiary.
          (q) There are no performance improvement or disciplinary actions contemplated or pending against any of Company’s or any Subsidiary’s current employees.
          (r) Company and each Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Company; and (iii)  Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.
          (s) Company has delivered to Acquirer true and complete copies of all election statements under Section 83(b) of the Code that are in Company’s possession or subject to its control with respect to any unvested securities or other property issued by Company, any Subsidiary or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers.
     3.18 Insurance. Each policy of insurance and bond (the “Insurance Policies”) now held by Company and each of its Subsidiaries is set forth on Schedule 3.18 of the Company Disclosure Letter, together with the name of the insurer, the type of policy or bond, the coverage amount and any applicable deductible. All premiums due and payable under all such Insurance Policies have been timely paid. Company and each of its Subsidiaries are in compliance with the terms of its Insurance Policies, and all such Insurance Policies are in full force and effect. Neither Company nor any of its Subsidiaries has any Knowledge of any threatened termination of, or material premium increase with respect to, any of its Insurance Policies. There is no claim pending under any such Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy.
     3.19 Environmental Matters.
          (a) As used in this Agreement, the following terms shall have the meanings indicated below:
               (i) “Environmental and Safety Laws” shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.
               (ii) “Hazardous Materials” shall mean any toxic or hazardous substance, material, waste, pollutant, contaminant, or infectious or radioactive substance defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.
               (iii) “Property” shall mean all real property leased or owned by Company or any Subsidiary either currently or in the past.
               (iv) “Facilities” shall mean all buildings and improvements on the Property.
          (b) (i) All Hazardous Materials of Company or any Subsidiary pertaining to the Facilities have been disposed of in accordance in all material respects with all Environmental and Safety Laws; (ii) neither Company nor any Subsidiary has received any notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iii) to Company’s Knowledge, no notices, administrative actions or suits are pending or threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws at the Facilities by Company or any Subsidiary; (iv) to Company’s Knowledge, neither Company nor any Subsidiary is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (v) to Company’s Knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property; (vi) to Company’s Knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells; and (vii) the Facilities and Company’s and each Subsidiary’s uses and activities therein have at all times materially complied with all Environmental and Safety Laws.
     3.20 Customers and Suppliers.
          (a) Neither Company nor any of its Subsidiaries has any outstanding material dispute concerning its goods and/or services with any customer who, in the six (6) months ended June 30, 2008, was one of the ten largest sources of revenue for Company, based on amounts paid or payable (each, a “Significant Customer”). Each Significant Customer is listed on Schedule 3.20(a) of the Company Disclosure Letter. Neither Company nor any of its Subsidiaries has received a written notice from any Significant Customer that such customer will not continue as a customer of Company or such Subsidiary of Company (or the Surviving Company) after the Closing or that any such customer intends to terminate or materially modify existing Contracts with Company or such Subsidiary of Company (or the Surviving Company) or reduce the amount paid to Company or such Subsidiary of Company (or the Surviving Company) for products and services.
          (b) Neither Company nor any of its Subsidiaries has any outstanding material dispute concerning goods and/or services provided by any supplier who, in the six (6) months ended June 30, 2008, was one of the ten largest suppliers of goods and/or services to Company, based on amounts paid or payable (each, a “Significant Supplier”). Each Significant Supplier is listed on Schedule 3.20(b) of the Company Disclosure Letter. Neither Company nor any of its Subsidiaries has received a written notice from any Significant Supplier that such supplier will not continue as a supplier of Company or such Subsidiary of Company (or the Surviving Company) after the Closing or that any such supplier intends to terminate or materially modify existing Contracts with Company or such Subsidiary of Company (or the

Surviving Company). Neither Company nor any of its Subsidiaries has received any notice of termination or interruption of any existing Material Agreements with any Significant Supplier.
     3.21 Export Control Laws. Each of Company and each of its Subsidiaries has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing: (a) each of Company and each of its Subsidiaries has obtained, to the extent required by the Export Administration Regulations, all export licenses and other approvals required for its exports of products, software and technologies from the United States; (b) each of Company and each of its Subsidiaries is in material compliance with the terms of all applicable export licenses or other approvals; (c) there are no pending or, to Company’s Knowledge, threatened claims against Company or any of its Subsidiaries with respect to such export licenses or other approvals, if any; and (d) no consents or approvals for the transfer of export licenses to Acquirer are required, except for such consents and approvals that can be obtained expeditiously without material cost.
     3.22 Accounts Receivable. The accounts receivable included in the NWC Calculations are collectible and will be collected in the amounts utilized in the NWC Calculations. The accounts receivable shown on the Balance Sheet arose in the ordinary course of business, consistent with past practice, represented bona fide claims against debtors for sales and other charges and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Balance Sheet. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP, insofar as the accounting policies have been consistently applied by Company’s or its Subsidiaries’ accountants with those of prior years, and are sufficient to provide for any losses which may be sustained on realization of the receivables. The accounts receivable of Company and its Subsidiaries arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP, insofar as the accounting policies have been consistently applied by Company’s or its Subsidiaries’ accountants with those of prior years, which are or shall be sufficient to provide for any losses which may be sustained on realization of the receivables. None of the accounts receivable of Company or any of its Subsidiaries is subject to any claim of offset, recoupment, setoff or counterclaim. No material amount of accounts receivable is contingent upon the performance by Company or any of its Subsidiaries of any obligation or Contract other than normal warranty repair and replacement. No Person has any Encumbrance on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Schedule 3.22 of the Company Disclosure Letter sets forth an aging of Company’s accounts receivable as of three (3) days prior to the Agreement Date in the aggregate and by customer and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable which are subject to asserted warranty claims.
     3.23 Certain Payments. Since inception, neither Company nor any of its Subsidiaries, nor, to Company’s Knowledge, any director, officer, Affiliate or employee thereof, has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee that relates to the business of Company, to any (a) governmental official or employee, (b) political party or candidate thereof, or (c) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

     3.24 Corporate Documents. Company has provided to Acquirer’s counsel complete and correct copies of all documents identified on the Company Disclosure Letter and each of the following: (a) copies of Company’s Certificate of Incorporation and Bylaws or similar charter documents of Company and each of its Subsidiaries, each as currently in effect; (b) copies of the minute books containing records of all proceedings, consents, actions and meetings of the Company Board, committees of the Company Board and stockholders of Company and each of its Subsidiaries; (c) copies of Company’s stock ledger, journal and other records reflecting all Company stock issuances and transfers and all Company Option grants and agreements of Company and each of its Subsidiaries; and (d) all material permits, orders and consents issued by any regulatory agency with respect to Company and each of its Subsidiaries, or any securities of Company and each of its Subsidiaries, and all applications for such permits, orders and consents.
     3.25 No Brokers. Except for fees payable to Savvian Advisors as set forth in the engagement letter between Company and Savvian Advisors dated August 8, 2007, a correct and complete version of which has been provided by Company to Acquirer, neither Company nor any Affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Acquirer will not incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the Merger or any act or omission of Company, any of its Affiliates or any of their respective directors, officers, employees, stockholders or agents.
     3.26 Approvals Required. The affirmative votes of (a) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis), (b) the holders of a majority of the outstanding shares of Company Common Stock (voting as a separate voting class), and (c) the holders of a majority of the outstanding shares of Company Preferred Stock (voting as a separate voting class) are the only votes of the holders of the Company Capital Stock necessary to adopt this Agreement (the “Company Stockholder Approval”). The execution of the Company Stockholder Consent by the Company Stockholders listed on Exhibit A-1 is sufficient for the Company Stockholder Approval.
     3.27 Takeover Statutes. Company, the Company Board and the Company Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the governing documents of Company or its Subsidiaries, will not be applicable to any of Company, its Subsidiaries, Acquirer or the Surviving Company or to the execution, delivery or performance of the transactions contemplated by this Agreement or any Company Ancillary Agreement, including the consummation of the Merger or any of the other transactions contemplated hereby or thereby.
     3.28 Disclosure. Neither this Agreement, nor the Company Disclosure Letter, taken together, contains or will contain at the Closing any untrue statement of a material fact or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.
ARTICLE 4
Representations and Warranties of Acquirer and Sub
     Acquirer and Sub represent and warrant to Company that each of the representations, warranties and statements contained in the following Sections of this Article 4 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date.

     4.1 Organization and Good Standing. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted and as proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted.
     4.2 Power, Authorization and Validity.
          (a) Acquirer has the corporate power and authority to enter into and perform its obligations under this Agreement and all Acquirer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Acquirer Ancillary Agreements, and the Merger, have been duly and validly approved and authorized by Acquirer, and this Agreement has been duly executed and delivered by Acquirer. Sub has the corporate power and authority to enter into and perform its obligations under this Agreement and all Sub Ancillary Agreements. The execution, delivery and performance of this Agreement and the Sub Ancillary Agreements, and the Merger, have been duly and validly approved and authorized by Sub, and this Agreement has been duly executed and delivered by Sub.
          (b) No filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable Acquirer and Sub to enter into, and to perform their respective obligations under, this Agreement, the Acquirer Ancillary Agreements or the Sub Ancillary Agreements, except for: (i) the filing of the Certificate of Merger with the Delaware Secretary of State; (ii) the filing by Acquirer with the SEC of such reports and information under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) the filing by Acquirer with the SEC of the Form S-8 registration statement to be filed by Acquirer pursuant to this Agreement; and (iv) such other filings, authorizations, consents, approvals, permits, orders, registrations and declarations, if any, that if not made or obtained by Acquirer or Sub would not be material to Acquirer’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquirer Ancillary Agreements and the Sub Ancillary Agreements.
          (c) This Agreement and the Acquirer Ancillary Agreements are, or when executed by Acquirer will be, valid and binding obligations of Acquirer enforceable against Acquirer in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub enforceable against Sub in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     4.3 No Conflicts. Neither the execution and delivery of this Agreement, the Acquirer Ancillary Agreements or the Sub Ancillary Agreements, nor the consummation of any of the transactions contemplated herein or therein, will (a) conflict with, result in any violation or default under (with or without notice or lapse of time, or both), give rise to a right of termination, cancellation or acceleration or any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to (i) any provision of the Certificate of Incorporation or Bylaws or other organizational documents of Acquirer and Sub, each as currently in effect, (ii) any Applicable Law, or (iii) any Contract to which Acquirer or Sub is a party or by which Acquirer or Sub or any of their respective assets or properties are bound or affected, except, in the case of clauses (ii) and (iii), as would not be material to

Acquirer or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.
     4.4 Acquirer Options. Subject to the truth and accuracy of Company’s representations and warranties in Section 3.4(c) regarding compliance with Rule 701 promulgated under the Securities Act, all shares of Acquirer Common Stock that may be issued upon the exercise of Company Options assumed by Acquirer hereunder will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Acquirer or any Contract to which Acquirer is a party or by which it is bound.
     4.5 Financing. Acquirer has, or has available to it, sufficient funds to consummate the transactions contemplated by this Agreement.
     4.6 No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
     4.7 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending or, to the knowledge of Acquirer, threatened against Acquirer or any of its Subsidiaries before any Governmental Authority or arbitrator which seeks to enjoin or prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement.
     4.8 SEC Reports. As of the Agreement Date, Acquirer is current with regards to all registration statements, forms, reports and other documents (including schedules, exhibits and information statements and amendments and supplements thereto) required to be filed by Acquirer with the SEC (the “Acquirer SEC Reports”). As of the Agreement Date, there are no material outstanding unresolved issues with respect to Acquirer or the Acquirer SEC Reports noted in comment letters or other correspondence received by Acquirer or its attorneys from the SEC.
ARTICLE 5
Covenants of Company
     During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article 10, Company covenants and agrees with Acquirer and Sub as follows:
     5.1 Advice of Changes. Company will promptly advise Acquirer in writing of (a) any event occurring after the Agreement Date that would render any representation or warranty of Company contained in this Agreement to be untrue or inaccurate, in either case if made on or as of the date of such event or the Closing Date; (b) any breach of any covenant or obligation of Company pursuant to this Agreement or any Company Ancillary Agreement; and (c) any Effect that has a Material Adverse Effect on Company.
     5.2 Maintenance of Business. If Company becomes aware of a material deterioration in the relationship between Company and any Significant Customer, Management Employee or significant number of other employees of Company, it will promptly bring such information to the attention of Acquirer in writing and, if requested by Acquirer, will exert all commercially reasonable efforts to restore and retain the relationship.

     5.3 Conduct of Business. Company will continue to conduct its business in the ordinary course, consistent with past practice, and, to the extent consistent therewith, will use all commercially reasonable efforts to carry on and preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, licensors, licensees and others with whom Company has contractual or other commercial relations in substantially the same manner as they have prior to the Agreement Date. Without limiting the foregoing, prior to the Closing, Company will not, without Acquirer’s prior written consent, enter into any Material Agreement, make any payment or take any action out of the ordinary course of business, consistent with past practice, including:
          (a) incur any Liability as guarantor or surety with respect to any obligation or make any loan, advance or capital contribution to, or invest in, any Person, except for the endorsement of checks and other negotiable instruments and the making of travel loans or advances (which travel expenses will be documented by receipts for the claimed amounts in accordance with past practice), in each case that are in the ordinary course of business, consistent with past practice, and which are not material in amount;
          (b) incur any indebtedness for borrowed money (other than the letter of credit with Silicon Valley Bank used to finance accounts receivable of Company);
          (c) place any Encumbrance on any of its material properties or grant any Encumbrance with respect to any of its material assets;
          (d) sell or otherwise dispose of, or enter into any Contract for the sale or other disposition of, any assets or properties, other than end user licenses granted under the Standard Form Agreements entered into in the ordinary course of business consistent with past practice;
          (e) purchase or license, or enter into any Contract for the purchase or license of, any assets or properties other than customer contracts in the ordinary course of business, consistent with past practice, that are not in excess of $25,000 individually or $50,000 in the aggregate or pursuant to purchase orders on Company’s standard sales terms in effect as of the Agreement Date;
          (f) declare, set aside or pay any dividend on, or make any other distribution in respect of, its securities, split, combine or recapitalize its securities or directly or indirectly redeem, purchase or otherwise acquire its securities (except for the repurchase of shares of Company Capital Stock from its officers, employees, consultants or independent contractors in connection with the termination of their services to it at the original purchase price of such shares of Company Capital Stock);
          (g) amend (other than amendments of a purely ministerial nature), relinquish, terminate or not renew any Material Agreement;
          (h) pay or discharge any material Encumbrance or Liability other than in the ordinary course of business, consistent with past practice;
          (i) amend or change its Certificate of Incorporation or Bylaws or similar charter documents, other than the Charter Amendment (as defined in Section 5.20);
          (j) defer the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or provide any discount, accommodation or other concession other than in the ordinary course of business, materially consistent with past practice, in order to accelerate or induce the collection of any receivable;

          (k) materially change the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;
          (l) terminate the employment of (i) any Key Employee, (ii) any Management Employee, or (iii) any Offeree;
          (m) except with respect to the New Company Options, sell, issue, create, grant or authorize the issuance or grant of (i) any shares of Company Capital Stock or any class or series or any other security (other than pursuant to the exercise of outstanding Company Options identified on Schedule 3.4(c)-1 of the Company Disclosure Letter or conversion of Series A Stock), (ii) any option, call, warrant, obligation, subscription or other right to acquire any shares of Company Capital Stock or any class or series or any other security, or (iii) any instrument convertible into or exchangeable for shares of Company Capital Stock or any other security;
          (n) except with respect to amendments to the Company Option Plan as are required in connection with the issuance of the New Company Options, pay, increase or modify any bonus, pay any royalty, pay any increased salary, pay any severance or special remuneration, increase or modify any pension, insurance or other employee benefit plan, payment or arrangement (including the grant of options, awards or appreciation rights with respect to its capital stock or the modification of any exercise or conversion rights, exercise or purchase prices or vesting or release of any shares of Company Capital Stock or other securities) or incur any Liability to, for or with any director, officer, employee, consultant or independent contractor (except as is already accrued or pursuant to existing Contracts disclosed in Schedule 3.18(a) of the Company Disclosure Letter), amend any existing or enter into any new employment, consulting or severance agreement with any such person;
          (o) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the Agreement Date, subject only to ordinary wear and tear;
          (p) change accounting methods or policies or revalue, write off or write up the value of any assets, except as required by GAAP;
          (q) waive or release any material right or claim;
          (r) except for the Merger, merge, consolidate or reorganize with, or acquire, any Person;
          (s) agree to any audit assessment by any Tax authority or file any Return (including an amended Return) unless a copy of such Return has first been delivered to Acquirer for its review and approval at a reasonable time prior to filing, enter into any closing agreement, settle any Tax claim or assessment relating to Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company or any of its Subsidiaries;
          (t) change any insurance coverage or issue any certificates of insurance (except for the planned renewal of existing policies on terms not materially different from those in effect on the Agreement Date and described in the Company Disclosure Letter);
          (u) commence a lawsuit other than (i) for the routine collection of bills or (ii) in such cases where it in good faith determines that failure to commence such a lawsuit would result in the material impairment of a valuable aspect of the Company Business; provided, however, that it consults with Acquirer at a reasonable time prior to the filing of such a lawsuit; or
          (v) agree, or enter into any negotiations, discussions or agreement, to do any of the things described in the preceding clauses 5.3(a) through 5.3(u).
     5.4 Stockholder Approval and Board Recommendation
          (a) Company shall take all action necessary in accordance with this Agreement, Delaware Law, its Certificate of Incorporation and its Bylaws to secure the Company Stockholder Approval. Company’s obligation to secure the Company Stockholder Approval in accordance with this Section 5.4(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal, including a Superior Proposal, or in the event that the Company Board withholds, withdraws, amends or modifies its recommendation to the Company Stockholders in favor of the Company Stockholder Approval. Notwithstanding the foregoing, prior to execution of the Company Stockholder Consent by a sufficient number of Company Stockholders to obtain the Company Stockholder Approval, the Company Board may withhold, withdraw, amend or modify its recommendation to the Company Stockholders if (A) it receives an unsolicited written Acquisition Proposal and reasonably concludes in good faith (following the receipt of advice from an investment bank of national standing) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated (taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of the proposal being financed and the Person making the proposal), and would, if consummated, result in a transaction more favorable to the Company Stockholders from a financial point of view than the Merger and (B) it reasonably concludes in good faith (following the receipt of advice from outside counsel) that modification or withdrawal of its recommendation is required in order to comply with its fiduciary obligations to the Company Stockholders under Delaware law (“Superior Proposal”). Company shall exercise commercially reasonable efforts to obtain an executed Company Stockholder Consent from each Company Stockholder not listed in Exhibit A-1.
          (b) (i) The Company Board shall recommend that Company’s stockholders vote in favor of the adoption of this Agreement pursuant to the Company Stockholder Consent; (ii) any information statement or other disclosure document distributed to Company’s stockholders in connection with this transaction shall include a statement to the effect that the Company Board has recommended that Company’s stockholders vote in favor of the adoption of this Agreement pursuant to the Company Stockholder Consent; and (iii) neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquirer, the recommendation of the Company Board that the Company Stockholders vote in favor of the adoption of this Agreement. Notwithstanding the foregoing, prior to execution of the Company Stockholder Consent by a sufficient number of Company Stockholders to obtain the Company Stockholder Approval, the Company Board may withhold, withdraw, amend or modify its recommendation to the Company Stockholders if it receives a Superior Proposal.
     5.5 No Solicitation.
          (a) From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to Article 10, neither Company nor any of its Subsidiaries will, nor will any of them authorize or permit any of their respective officers, directors, affiliates, stockholders or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal (except for a Superior Proposal in compliance with Section 5.5(c)), (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any securityholders of Company or any Subsidiary. Each of Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that Company is obligated pursuant to this Section 5.5 to cause such Company Representative not to take, then Company shall be deemed for all purposes of this Agreement to have breached this Section 5.5.
          (b) Company shall as promptly as practicable, and in any event within one business day, notify Acquirer orally and in writing after receipt by Company and/or any Subsidiary (or, to the Knowledge of Company, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to Company or any Subsidiary or for access to any of the properties, books or records of Company or any Subsidiary by any Person or Persons other than Acquirer. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (B) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Company shall keep Acquirer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquirer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. Company shall provide Acquirer with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to discuss any Acquisition Proposal.
          (c) In the event that any Person submits to Company (and does not withdraw) a Superior Proposal or an unsolicited, written, bona fide Acquisition Proposal that the Company Board determines in good faith (after receipt of consultation with its outside legal counsel and a financial advisor of national standing) is, or would reasonably be expected to be or become, a Superior Proposal, then notwithstanding Section 5.5(a), Company may, so long as the Company Stockholder Approval has not yet been obtained, (i) enter into discussions with such Person regarding such Acquisition Proposal, and (ii) deliver or make available to such Person nonpublic information regarding Company and its Subsidiaries, provided, in every case, that Company, its Subsidiaries and the Company Representatives comply with each of the following: (A) neither Company, any of its Subsidiaries nor any Company Representative shall have violated any of the restrictions set forth in this Section 5.5, (B) the Company Board first shall have determined in good faith, after consultation with its outside counsel, that taking such action is required in order to comply with its fiduciary obligations to the Company Stockholders under Delaware law, (C) Company first shall have provided Acquirer with written notice of the identity of such Person and all of the material terms and conditions of such Acquisition Proposal and of Company’s intention to take such actions, (D) Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to Company’s confidential information as the Non-Disclosure Agreement (as defined in Section 12.14(a)), it being understood that such confidentiality agreement shall not include any provision calling for any exclusive right to negotiate with such Person or having the purported effect of restricting it from satisfying its obligations under this Agreement, (E) Company first shall have given Acquirer at least 48 hours advance notice of its intent to take such actions, and (F) prior to or contemporaneously with delivering or making available any such nonpublic information to such Person, Company shall, to the extent such nonpublic information has not been previously delivered by Company to Acquirer, deliver such nonpublic information to Acquirer.
     5.6 Regulatory Approvals. Company shall, and shall cause each of its Subsidiaries to, promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which Acquirer may reasonably request, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. Company shall use commercially reasonable efforts to obtain, and to cooperate with Acquirer to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by Company with respect to such authorizations, approvals and consents. Company shall promptly inform Acquirer of any material communication between Company and any Governmental Authority regarding any of the transactions contemplated hereby. If Company or any affiliate of Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Company shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of Acquirer.
     5.7 Necessary Consents. Company will use all reasonable efforts to obtain such written consents, assignments, waivers and authorizations or other certificates from third parties (including those listed on Schedule 3.5(a)(iii) of the Company Disclosure Letter), give notices to third parties and take such other actions as may be necessary or appropriate, in addition to those set forth in this Article 5, to facilitate and effect the consummation of the transactions provided for herein and to facilitate and allow Acquirer and the Surviving Company to carry on the Company Business after the Effective Time and to keep in effect and avoid the breach of, violation of, termination of, or adverse change to any Contract to which Company is a party or is bound or by which any of its assets or properties are bound or affected. Company will use all commercially reasonable efforts to terminate prior to the Closing, and deliver evidence of such termination to Acquirer at or prior to the Closing, all of the Contracts listed or described on Schedule 5.7(a) hereto and to amend prior to the Closing, and deliver evidence of such amendment to Acquirer at or prior to the Closing, all of the Contracts listed or described on Schedule 5.7(b) hereto.
     5.8 Litigation. Company will (a) notify Acquirer in writing promptly after learning of any action, suit, arbitration, mediation, proceeding, claim, or investigation by or before any Governmental Authority or arbitrator initiated by or against it or any of its Subsidiaries, or to Company’s Knowledge is threatened in writing against Company, any of its Subsidiaries or any of their respective directors or officers in their capacity as such (a “New Litigation Claim”), (b) notify Acquirer of ongoing material developments in any New Litigation Claim and (c) consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim.
     5.9 Access to Information. Company will provide Acquirer and its agents with full access at reasonable times and upon reasonable prior notice, to the files, books, records, technology, properties, assets, Contracts, personnel and offices of Company, including any and all information relating to Taxes, commitments, Contracts, real, personal and intangible property, Liabilities and financial condition. Company will use commercially reasonable efforts to cause its accountants to cooperate with Acquirer and its agents in making available all financial information reasonably requested by Acquirer, including all working papers pertaining to all financial statements prepared or audited by such accountants.
     5.10 Satisfaction of Conditions Precedent. Company will use all commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 9 as promptly as reasonably possible and will use all commercially reasonable efforts to cause the transactions provided for herein to be consummated as promptly as reasonably possible.
     5.11 Employees.
          (a) Company shall cooperate and work with Acquirer to help Acquirer identify employees of Company to whom Acquirer may elect to offer continued employment with Acquirer or any of its Subsidiaries (including the Surviving Company). With respect to each employee of Company who receives an offer of employment from Acquirer or any of its Subsidiaries (including the Surviving Company) (each, an “Offeree”), Company shall assist Acquirer with its efforts to enter into an offer letter and Acquirer’s standard employee invention assignment and confidentiality agreement (collectively, the “Offeree Documents”) with such employee as soon as practicable after the Agreement Date and in any event prior to the Closing Date. Company will use all reasonable efforts to retain the employment of each Offeree and each Key Employee and to secure their continued employment after the Closing by Acquirer or any of its Subsidiaries (including the Surviving Company), and Company will promptly notify Acquirer if it becomes aware that any such employee intends to leave the employ of Company. Notwithstanding any of the foregoing, neither Acquirer nor any of its Subsidiaries (including the Surviving Company) shall have any obligation to make an offer of employment to any employee of Company. With respect to matters described in this Section 5.11, Company will consult with Acquirer (and will consider in good faith the advice of Acquirer) prior to sending any notices or other communication materials to its employees. Effective no later than immediately prior to the Closing, Company shall terminate the employment of each employee of Company who has not received an offer of continued employment with Acquirer or any of its Subsidiaries (including the Surviving Company) prior to the Closing Date (the “Designated Employees”). Unless otherwise agreed in writing by Acquirer, Company shall cause the relationships of each of the Persons listed on Schedule 3.4(c)-2 of the Company Disclosure Letter with Company to be terminated at or prior to the Closing and Company Options held by such Persons to be terminated in accordance with their terms at the time of such termination. Company shall obtain confirmatory assignments of Intellectual Property from those current and former employees and independent contractors and consultants listed on Schedule 5.11, in each case in substantially the form of Exhibit I (the “Confirmatory Assignment Agreement”).
          (b) Prior to the Effective Time, Company will, upon consultation with Acquirer, grant New Company Options exercisable for up to the number of shares of Company Common Stock equal to $1,900,000 as determined using the Black-Scholes model, to certain employees to whom Acquirer makes an offer of employment. Unless indicated otherwise by Acquirer in writing, such New Company Options shall: (i) be non-qualified stock options under the Code with an exercise price per shares of Company Common Stock equal to approximately 50% of the Common Cash Amount Per Share; (ii) vest over a four-year period with 25% vesting on the first anniversary of the Closing Date, with the balance vesting ratably monthly over the remaining 36-months thereafter; (iii) have a ten-year term; (iv) have terms of exercise that will not give rise to the payment of federal income tax pursuant to Section 409A of the Code and (v) shall not provide for acceleration of vesting upon any event. In connection with the issuance of such New Company Options, Company also agrees to amend the Company Option Plan to the extent necessary to permit the grant of such New Company Options.
     5.12 Termination of Employee Plans. Effective as of the day immediately preceding the Closing Date, Company will (i) terminate all Employee Plans that are “employee benefit plans” within the meaning of ERISA, including any Employee Plans intended to include a Code Section 401(k) arrangement (“Company 401(k) Plans”) (unless Acquirer provides written notice to Company no later than three business days prior to the Closing Date that such Company 401(k) Plans shall not be terminated) and (ii) if applicable, terminate participation in all Employee Plans of any kind that are provided through a human resources and benefits outsourcing entity or other provider. Unless Acquirer provides such written notice to Company, no later than three business days prior to the Closing Date, Company will provide Acquirer with evidence that such Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions will be subject to Acquirer’s review and reasonable approval. Company also will take such other actions in furtherance of terminating such Employee Plan(s) as Acquirer may reasonably require. In the event that termination of the Company 401(k) Plans would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then Company will take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquirer prior to the Closing Date.
     5.13 Company Options and Related Matters.
          (a) Company shall use its commercially reasonable efforts to ensure that, except for Company Unvested Options to be assumed by Acquirer at the Effective Time pursuant to Section 2.2(c) and Company Vested Options to be cashed out pursuant to Section 2.2(b)(iii), there shall be no outstanding securities, commitments or agreements of Company immediately prior to the Effective Time that purport to obligate Company to issue any shares of Company Capital Stock, Company Options or Company Warrants under any circumstances.
          (b) Company shall use its commercially reasonable efforts to cause the delivery to Acquirer at or prior to the Closing of a true, correct and complete copy of each election statement under Section 83(b) of the Code filed by each Person who acquired unvested shares of Company Capital Stock (where applicable) after the Agreement Date (or prior to the Agreement Date to the extent not previously provided by Company), together with evidence of timely filing of such election statement with the appropriate Internal Revenue Service Center.
     5.14 Company Certificates. Company will prepare and deliver to Acquirer, not later than three business days prior to the Closing Date, a draft of each of the Net Working Capital Certificate, Closing Expenses Certificate and a spreadsheet (the “Spreadsheet”), in form acceptable to Acquirer and the Exchange Agent (as defined in Section 7.2(a)), which Spreadsheet will be dated as of the Closing Date and will accurately set forth, as of the Closing Date and immediately prior to the Effective Time (in addition to the other required data and information specified therein): (a) the names of all Company Stockholders and holders of Company Options and their respective addresses and, where available, taxpayer identification numbers; (b) the number and kind of share of Company Capital Stock held by, or subject to the Company Options held by, such Persons and, in the case of outstanding shares, the respective certificate numbers, and, in the case of outstanding Company Options, the respective instrument numbers and plan or agreement pursuant to which such options were granted and whether such options are New Company Options; (c) the exercise price per share in effect for each Company Option; (d) the Tax status of each Company Option under Section 422 of the Code; (e) the calculation of the Fully Diluted Company Stock, Fully Diluted Company Series A Stock, Total Merger Consideration, Aggregate Exercise Price, Total Series A Liquidation Preference, Total Common Consideration, Common Cash Amount Per Share, Series A Cash Amount Per Share, Average Price Per Share, Option Exchange Ratio, and the amount of cash to be placed in the Escrow Fund (as defined in Section 11.1) on behalf of each Effective Time Holder; (f) the amount of cash payable to each Company Stockholder in exchange for the shares of Company Capital Stock held by such Persons (and amount of cash required to be deducted and withheld from such Persons for Taxes); (g) the amount of cash payable to each holder of a Company

Vested Option in exchange for the Company Vested Option held by such Persons (and amount of cash required to be deducted and withheld from such Persons for Taxes); (h) the number of shares of Acquirer Common Stock subject to, and exercise price of, each Acquirer Option issuable to each holder of Company Unvested Options and whether such Acquirer Option is an incentive stock option or non-qualified stock option under the Code (and the amount of cash or options required to be deducted and withheld from such Persons for Taxes); and (i) each Effective Time Holder’s Pro Rata Share and the interest in dollar terms of each Effective Time Holder in the Escrow Fund.
     5.15 Parachute Payment Waivers. Company shall obtain and deliver to Acquirer, prior to the initiation of the requisite stockholder approval procedure under Section 5.16, a Parachute Payment Waiver, in substantially the form attached hereto as Exhibit D (“Parachute Payment Waiver”), from each Person who Company reasonably believes is, with respect to Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 5.16, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of (a) the accelerated vesting of such Person’s Company Options in connection with the Merger and/or the termination of employment or service with Company, the Surviving Company, Acquirer or any Subsidiary before, upon or following the Merger, (b) any severance payments, bonus payments or other benefits or payments in connection with the Merger and/or the termination of employment or service with Company, the Surviving Company, Acquirer or any Subsidiary before, upon or following the Merger, and/or (c) the receipt of any Company Options or Company Capital Stock within the 12-month period ending on the date on which the Effective Time occurs, pursuant to which each such Person shall agree to waive any and all right or entitlement to the accelerated vesting, payments, benefits, options and stock referred to in clauses (a), (b) and (c) to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite stockholder approval of such accelerated vesting, payments, benefits, options and stock is obtained pursuant to Section 5.16.
     5.16 Section 280G Stockholder Approval. Company shall use its commercially reasonable efforts to obtain the approval by such number of stockholders of Company as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or stock provided pursuant to agreements, contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder vote to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.
     5.17 Tax Matters.
          (a) Company shall use its commercially reasonable efforts to cause the delivery to Acquirer at or prior to the Closing of a true, correct and complete copy of each election statement under Section 83(b) of the Code filed by each Person who acquired unvested shares of Company Capital Stock (where applicable) after the Agreement Date (or prior to the Agreement Date to the extent not previously provided by Company), together with evidence of timely filing of such election statement with the appropriate Internal Revenue Service Center.
          (b) Company will (and will cause its Subsidiaries to) (i) retain all books and records with respect to Tax matters pertinent to Company and its Subsidiaries relating to any taxable period beginning on or before the Closing Date (collectively, “Tax Records”) and abide by all record retention agreements entered into with any Tax authority and (ii) give Acquirer reasonable written notice prior to transferring, destroying or discarding any such Tax Records. For purposes of the foregoing sentence, Tax Records shall include copies of workpapers, supporting documents and legal documents, whether prepared by Company or by its outside accountants, legal counsel or other service providers. To the extent necessary, Company and its Subsidiaries will obtain copies of all Tax Records from sources outside of Company and its Subsidiaries, which may include outside service providers.
          (c) Upon Acquirer’s request, Company will use its best efforts to obtain any certificate or other document from any Governmental Authority or other Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed on Company or any of its Subsidiaries (including with respect to the transactions contemplated hereby).
          (d) Upon Acquirer’s request, Company will provide Acquirer with all information that either Company or Acquirer may be required to report pursuant to Section 6043 of the Code or Section 6043A of the Code and, in each case, all Regulations promulgated thereunder.
     5.18 Pay-Off Letter; Termination of Financing Statements. In the event that Company does not pay in full the loan from Silicon Valley Bank (“SVB”) to Company pursuant to the Loan and Security Agreement, dated as of July 2, 2007, by and between SVB and Company (the “SVB Loan Agreement”) (such loan, the “SVB Loan”) prior to the Closing, then Company shall, prior to the Closing, use its commercially reasonable best efforts to obtain an executed pay-off and lien release letter (“Pay-off Letter”) in a form reasonably satisfactory to Acquirer from SVB, which Pay-off Letter shall include: (a) the balance required to pay-off the SVB Loan in whole as of the Closing (including outstanding principal, all accrued and unpaid interest, the terminal payment and the total amount of all installment payments of interest that would have accrued and been payable from the date of prepayment through the maturity of such loan); (b) the per-diem interest amount; (c) a statement that upon pay-off of the SVB Loan, any related security interests in Company’s assets shall immediately be released; (d) attached draft UCC-2 or UCC-3 termination statements; (e) wiring instructions; (f) the written consent of SVB to the Merger; and (g) an acknowledgement that the Merger shall not constitute an Event of Default (as defined in the SVB Loan Agreement). In the event that the SVB Loan is paid in full prior to the Closing, Company shall take all actions necessary such that (1) UCC-2 or UCC-3 termination statements, as applicable, have been filed with respect to each of the UCC-1 financing statements filed in order to perfect security interests in assets of Company that have not yet expired, including those secured by the SVB Loan, and (2) all Encumbrances (other than Permitted Encumbrances) on assets of Company shall be released prior to or simultaneously with the Closing.
     5.19 Company Resolutions. Unless requested otherwise by Acquirer in writing no less than three business days prior to the Closing Date, Company shall have delivered to Acquirer resolutions adopted by the Company Board authorizing (i) the termination of the Company 401(k) Plans no later than the day before the Closing Date, (ii) the termination of each or all other Employee Plans that are “employee benefit plans” within the meaning of ERISA and (iii) if applicable, the termination of participation in all Employee Plans of any kind that are provided through a human resources and benefits outsourcing entity or other provider.
     5.20 Charter Amendment. Prior to Closing, Company shall file an amendment to Company’s Certificate of Incorporation substantially in the form attached hereto as Exhibit J (the “Charter Amendment”) with the Secretary of State of the State of Delaware, which Charter Amendment shall be duly authorized and approved by the Company Board and the Company Stockholders.

ARTICLE 6
Covenants of Acquirer
     6.1 Covenants of Acquirer. During the period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article 10, Acquirer covenants and agrees with Company as follows:
          (a) Advice of Changes. Acquirer will promptly advise Company in writing of (i) any event occurring after the Agreement Date that would render any representation or warranty of Acquirer contained in this Agreement to be untrue or inaccurate, in either case if made on or as of the date of such event or the Closing Date; (ii) any breach of any covenant or obligation of Acquirer pursuant to this Agreement or any Acquirer Ancillary Agreement; and (iii) any event occurring after the Agreement Date that would be materially adverse to the consummation of the transactions contemplated herein.
          (b) Regulatory Approvals.
               (i) Acquirer shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be reasonably required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. Acquirer shall use commercially reasonable efforts to obtain, and to cooperate with Company to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by Acquirer with respect to such authorizations, approvals and consents. Acquirer shall promptly inform Company of any material communication between Acquirer and any Governmental Authority regarding any of the transactions contemplated hereby. If Acquirer receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Acquirer shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Acquirer shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of Company.
               (ii) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, it is expressly understood and agreed that: (A) Acquirer will not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (B) Acquirer will be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquirer or any of its Affiliates or Company, (2) the imposition of any limitation or regulation on the ability of Acquirer or any of its Affiliates to freely conduct their business or own such assets, or (3) the holding separate of any shares of Company Capital Stock or any limitation or regulation on the ability of Acquirer or any of its Affiliates to exercise full rights of ownership of any shares of Company Capital Stock (any of the foregoing, an “Antitrust Restraint”).
          (c) Satisfaction of Conditions Precedent. Acquirer will use all commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 8 as promptly as reasonably possible and will use all commercially reasonable efforts to cause the transactions provided for herein to be consummated as promptly as reasonably possible.

          (d) Continuing Employees. Acquirer agrees that for a period of twelve months following the Closing Date, the Surviving Company and its Subsidiaries and successors shall provide the Continuing Employees with employee plans and programs which provide benefits that are substantially similar in the aggregate to those provided to similarly situated employees of Acquirer. To the extent permitted by such Employee Plans, Continuing Employees shall receive credit for purposes of accrual of seniority with respect to termination or severance benefits and eligibility to participate and vesting under any employee benefit plan, program or arrangement (other than the 401(k) Plan or any equity awards) that is established or maintained by the Surviving Company or any of its Subsidiaries and in which such employees are eligible to participate after the Closing Date for service accrued or deemed accrued prior to the Closing Date with Company or any Subsidiary; provided, however, that such benefits shall accrue pursuant to Acquirer’s accrual policies; provided, further, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Subject to the provisions of this Section 6.1(d), nothing shall require Acquirer to provide the Continuing Employees with any particular employee benefit plans, agreements, or programs or preclude or limit Acquirer’s ability to modify, amend, or terminate any new plan or any of Employee Plans as it deems appropriate. For the avoidance of doubt, Continuing Employees shall not be considered third party beneficiaries of this Section 5.12(b) or any other section of this Agreement.
          (e) For a period of six years after the Closing Date, Company shall indemnify and hold harmless the current and former officers and directors of Company in a manner that is not materially less advantageous to such officers and directors than the exculpation and indemnification currently available under Company’s Certificate of Incorporation and Bylaws, each as amended to date, and any indemnification agreements with such officers and directors.
ARTICLE 7
Closing Matters
     7.1 The Closing. The closing of the Merger (the “Closing”) will take place at the offices of Fenwick & West LLP, 555 California Street, 12th Floor, San Francisco, California, at a time and date to be specified by the parties, which will be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 8 and Article 9 in accordance with this Agreement, or at such other location, time and date as the parties hereto agree in writing (the “Closing Date”).
     7.2 Conversion of Company Capital Stock and Company Vested Options; Exchange of Certificates.
          (a) Exchange Agent. U.S. Bank N/A or such other agent or agents as may be appointed by Acquirer, shall act as exchange agent (the “Exchange Agent”) in the Merger.
          (b) Acquirer to Cause Deposit of Cash. As soon as reasonably practicable after the Closing Date, but no later than the next business day, Acquirer shall deliver to the Exchange Agent for exchange in accordance with Article 2, through such reasonable procedures as Acquirer may adopt, the cash payable pursuant to Section 2.2(b), less the Escrow Cash and Expense Funds.
          (c) Exchange Procedures.
               (i) As soon as reasonably practicable after the Closing Date, Company shall mail to every holder of record of Company Capital Stock and Company Vested Option that was issued and outstanding immediately prior to the Effective Time and that, if applicable, has not previously delivered its Certificates (as defined below) together with a properly completed and duly executed letter of transmittal in the form attached hereto as Exhibit E-1 or Exhibit E-2, as applicable (each, a “Letter of

Transmittal”): (A) a form of Letter of Transmittal and (B) instructions for use of the Letter of Transmittal in effecting the surrender of certificates or instruments which immediately prior to the Effective Time represented issued and outstanding Company Capital Stock or Company Vested Options that were converted into the right to receive consideration pursuant to Section 2.2(b) (the “Certificates”) in exchange for such cash. The Letter of Transmittal shall specify that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon receipt thereof by the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, together with any required Form W-9 or Form W-8, duly executed on behalf of each Person effecting the surrender of such Certificates
               (ii) As soon as reasonably practicable after the date of delivery to the Exchange Agent (or to such other agent or agents as may be appointed by Acquirer) of a Certificate, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, (A) the holder of record of such Certificate shall be entitled to receive a check representing the cash amount that such holder has the right to receive pursuant to Section 2.2(b) in respect of such Certificate, less, in the case of Effective Time Holders, such Effective Time Holder’s Pro Rata Share of the Escrow Cash and Expense Funds, and (B) such Certificate shall be canceled.
          (d) No Interest. No interest shall accumulate on any cash payable in connection with the Merger (other than interest accrued on the Escrow Cash according to the Escrow Agreement).
          (e) Transfers of Ownership. If any cash amount payable pursuant to Section 2.2(b) is to be paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Acquirer or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquirer or any agent designated by it that such Tax has been paid or is not payable.
          (f) No Liability. Notwithstanding anything to the contrary in this Section 7.2, none of the Exchange Agent, the Surviving Company or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (g) Unclaimed Cash. Any portion of funds held by the Exchange Agent which have not been delivered to any holders of Certificates pursuant to this Article 7 within six months after the Effective Time shall promptly be paid to Acquirer, and thereafter each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 7.2(c) shall look to Acquirer (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the cash payable pursuant to Section 2.2(b) Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the date on which the merger consideration contemplated by Section 2.2 in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.
     7.3 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 2.2(b) in respect of such Certificate.

ARTICLE 8
Conditions to Obligations of Company
     The obligations of Company hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company, but only in a writing signed on behalf of Company by Company’s Chief Executive Officer or Chief Financial Officer):
     8.1 Company Stockholder Approval. This Agreement shall have been duly and validly adopted, as required by Delaware Law, and Company’s Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite written consent of the Company Stockholders.
     8.2 Accuracy of Representations and Warranties. The representations and warranties of Acquirer and Sub set forth in this Agreement (a) that are qualified by materiality or Material Adverse Effect will be true and correct and (b) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates), and Company will have received a certificate dated as of the Closing Date to such effect executed on behalf of Acquirer and Sub by a duly authorized officer of Acquirer.
     8.3 Covenants. Acquirer will have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement on or before the Closing (to the extent that such covenants and obligations require performance by Acquirer on or before the Closing), and Company will have received a certificate dated as of the Closing Date to such effect executed on behalf of Acquirer by a duly authorized officer of Acquirer.
     8.4 Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement, any Acquirer Ancillary Agreement or any Sub Ancillary Agreement.
     8.5 Government Consents. There will have been obtained at or before the Closing Date such permits or authorizations, and there will have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including satisfaction of all requirements under applicable federal and state securities laws.
     8.6 Escrow Agreement. Acquirer will have delivered to Company an Escrow Agreement, in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”), dated as of the Closing Date and executed by Acquirer and the Escrow Agent.
     8.7 Documents. Company will have received all written consents, assignments, waivers, authorizations or other certificates, and will have provided all notices, in each case that are set forth on Schedule 8.7 attached hereto.

ARTICLE 9
Conditions to Obligations of Acquirer and Sub
     The obligations of Acquirer and Sub hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquirer and Sub, but only in a writing signed on behalf of Acquirer and Sub by Acquirer’s Chief Executive Officer or General Counsel):
     9.1 Company Stockholder Approval. This Agreement shall have been duly and validly adopted, as required by Delaware Law, and Company’s Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite written consent of the Company Stockholders.
     9.2 Accuracy of Representations and Warranties. The representations and warranties of Company set forth in this Agreement, as qualified by the Company Disclosure Letter (a) relating to authorization and capitalization will be true and correct in all respects, (b) that are qualified by materiality or Material Adverse Effect will be true and correct and (c) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates), and Acquirer will have received a certificate dated as of the Closing Date to such effect executed on behalf of Company by Company’s Chief Executive Officer.
     9.3 Covenants. Company will have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement on or before the Closing (to the extent that such covenants and obligations require performance by Company on or before the Closing), and Acquirer will have received a certificate dated as of the Closing Date to such effect executed on behalf of Company by Company’s Chief Executive Officer.
     9.4 Absence of Material Adverse Change. There will not have been any Material Adverse Change in Company, whether or not resulting from a breach in any representation, warranty or covenant contained herein, and Acquirer will have received a certificate dated as of the Closing Date to such effect executed on behalf of Company by Company’s Chief Executive Officer.
     9.5 Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by or before any Governmental Authority that prohibits or renders illegal or imposes limitations on: (a) the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement; or (b) Acquirer’s right (or the right of any Subsidiary of Acquirer) to own, retain, use or operate any of its products, assets or properties (including products, assets or properties of Company) on or after the Effective Time or seeking a disposition or divestiture of any such products, assets or properties or any other Antitrust Restraint.
     9.6 Government Consents. There will have been obtained at or before the Closing Date such permits or authorizations, and there will have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including satisfaction of all requirements under applicable federal and state securities laws.
     9.7 No Litigation. No litigation or proceeding will be pending or threatened which seeks to enjoin or prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement. No litigation or proceeding will be pending or threatened which could reasonably be expected to have a Material Adverse Effect on Company or Acquirer.
     9.8 Documents. Acquirer will have received all written consents, assignments, waivers, authorizations or other certificates, in a form reasonably acceptable to Acquirer, and will have provided all notices, in each case that are set forth on Schedule 9.8 attached hereto.
     9.9 Good Standing Certificates. Company shall have delivered to Acquirer a certificate from the Secretary of State of the States of Delaware and California and each other State or other jurisdiction in which Company or any Subsidiary is qualified to do business as a foreign corporation dated within three days prior to the Closing Date certifying that Company or such Subsidiary is in good standing and that all applicable Taxes and fees of Company or such Subsidiary through and including the Closing Date have been paid.
     9.10 No Outstanding Securities. Other than Company Unvested Options issued and outstanding as of immediately prior to the Effective Time which are being assumed by Acquirer at the Effective Time pursuant to Section 2.2(c), the Company Vested Options being cashed out in connection with the Merger pursuant to Section 2.2(b)(iii) and the New Company Options pursuant to Section 5.10(b), there shall be no outstanding securities, warrants, options, commitments or agreements of Company immediately prior to the Effective Time that purport to obligate Company to issue any shares of Company Capital Stock, Company Options, Company Warrants or any other securities under any circumstances.
     9.11 FIRPTA Documentation. Acquirer will have received from Company FIRPTA documentation, including (a) a notice to the Internal Revenue Service, in accordance with the requirements of Section 1.897-2(h)(2) of the Regulations, in substantially the form attached hereto as Exhibit G-1, dated as of the Closing Date and executed by Company, together with written authorization for Acquirer to deliver such notice form to the Internal Revenue Service on behalf of Company after the Closing, and (b) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit G-2, dated as of the Closing Date and executed by Company.
     9.12 Opinion of Company’s Counsel. Acquirer will have received from Morrison & Foerster LLP, counsel to Company, an opinion in substantially the form attached hereto as Exhibit H.
     9.13 Escrow Agreement. Company will have delivered to Acquirer the Escrow Agreement, dated as of the Closing Date and executed by the Representative (as such term is defined in Section 11.5).
     9.14 Secretary’s Certificate. Company shall have delivered to Acquirer a certificate, dated as of the Closing Date and executed on behalf of Company by its Secretary, certifying Company’s (a) Certificate of Incorporation, (b) the Charter Amendment, (c) Bylaws, (d) board resolutions approving the Merger and adopting this Agreement and (e) stockholder resolutions approving the Merger and adopting this Agreement.
     9.15 Directors and Officers. Company will have delivered to Acquirer evidence satisfactory to Acquirer of the resignation of each of the directors and each of the officers of Company and of each Subsidiary in office effective as of the Effective Time.

     9.16 Certain Closing Certificates and Documents. Acquirer will have received the final Net Working Capital Certificate and Closing Expenses Certificate and the final Spreadsheet; provided, however, that such receipt shall not be deemed to be an agreement by Acquirer that the amounts set forth in any such document is accurate and shall not diminish Acquirer’s remedies hereunder if any of the foregoing documents is not accurate.
     9.17 Employment Matters. (a) Each Key Employee shall have remained continuously employed with Company from the Agreement Date through the Closing and shall have signed the Offeree Documents, and no action shall have been taken by any such individual to rescind any such document; (b) no fewer than 75% (the “Minimum Employee Number”) of the individuals set forth on Schedule 9.17-2 hereto shall have remained continuously employed with Company from the Agreement Date through the Closing and shall have signed the Offeree Documents, and no action shall have been taken by any such individual to rescind any such document; (c) each employee-securityholder set forth on Schedule 9.17-3 hereto shall have signed a Non-Competition Agreement with Acquirer, such Non-Competition Agreements shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind such Non-Competition Agreements; (d) each employee set forth on Schedule 9.17-4 hereto shall have signed a Benefits Waiver with Company, such Benefits Waivers shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind such Benefits Waivers; (e) each employee securityholder set forth on Schedule 9.17-5 hereto shall have signed an Equity Agreement with Company such Equity Agreements shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind such Equity Agreements; and (f) the employment of each of the Designated Employees and each other employee who has declined Acquirer’s offer of continued employment shall have been terminated effective no later than immediately prior to the Closing.
     9.18 Contractors. The relationship of each of the Persons listed on Schedule 3.4(c)-2 of the Company Disclosure Letter with Company shall have been terminated at or prior to the Closing.
     9.19 Amendment to Company 401(k) Plans. Unless requested otherwise by Acquirer in writing no less than three business days prior to the Closing Date, Company will have delivered to Acquirer (a) an amendment to the Company 401(k) Plans, executed by Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the Company 401(k) Plans will be maintained at the time of its termination, with such amendment and termination to be effective on the date immediately preceding the Effective Time and contingent upon the Closing, (b)  the termination of the Company 401(k) Plan no later than the day before the Closing Date, (c) the termination of each or all  other Employee Plans that are “employee benefit plans” within the meaning of ERISA, and (d) if applicable, the termination of participation in all Employee Plans of any kind that are provided through a human resources and benefits outsourcing entity or other provider.
     9.20 Termination of Company Stockholder Agreements. The agreements listed on Schedule 9.20 attached hereto (the “Company Stockholder Agreements”) will have been terminated, effective as of the Effective Time, in accordance with their respective terms, and the parties to the Company Stockholder Agreements will have waived all of their respective rights thereunder, effective as of the Effective Time.
     9.21 New Company Options. Company will have delivered to Acquirer satisfactory evidence that the option grants for the New Company Options have been made and the Company Option Plan has been amended as necessary to permit such grants.

     9.22 Section 280G Stockholder Approval. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been submitted for approval by such number of stockholders of Company as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, and, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided, pursuant to the Parachute Payment Waivers.
     9.23 Pay-Off Letter; Termination of Financing Statements. Company will have delivered to Acquirer (A) documentation in a form and substance reasonably satisfactory to Acquirer, in its sole discretion, evidencing that all security interests in any assets of the Company relating to the SVB Loan Agreement have been released, with the SVB Loan paid in full by Company, or will be released pursuant to the terms described in the Pay-Off Letter and reflected in the Net Working Capital, and (B) executed UCC-2 or UCC-3 termination statements executed by each Person holding a security interest in any asset of Company (other than pursuant to the SVB Loan Agreement) as of the Closing Date terminating any and all such security interests and evidence satisfactory to Acquirer that all Encumbrances on assets of Company shall have been released prior to or simultaneously with the Closing.
     9.24 Stockholder Agreements. Acquirer will have received a Stockholder Agreement, executed by each of the Company Stockholders listed on Exhibit A-1.
     9.25 Requisite Approval. Acquirer will have received a Company Stockholder Consent from Company Stockholders owning at least 95% of the total number of outstanding shares of Company Capital Stock approving the Merger and adopting this Agreement.
     9.26 Confirmatory Assignment Agreements. Agreement will have received Confirmatory Assignment Agreements from those current and former employees and independent contractors and consultants listed on Schedule 5.11.
     9.27 Charter Amendment. The Charter Amendment shall have been fully adopted by Company by all necessary corporate action of the Company Board and the Company Stockholders and shall have been duly filed and accepted by Secretary of State of the State of Delaware.
ARTICLE 10
Termination of Agreement
     10.1 Termination. This Agreement may be terminated at any time before the Closing, whether before or after approval of the Merger by the Company Stockholders:
          (a) by the mutual written consent of Acquirer and Company;
          (b) by either Acquirer or Company, if all conditions to such party’s obligations to consummate the transactions contemplated by this Agreement have not been satisfied or waived, and the Closing has not occurred, on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) will not be available to any party whose breach of a covenant under Article 5, in the case of Company, or Article 6, in the case of Acquirer, hereunder will have been a principal cause of, or will have resulted in, the failure of the Closing to occur on or before such date;

          (c) by Company, if there has been a breach by Acquirer of any representation, warranty, covenant or agreement contained herein on the part of Acquirer, or if any representation or warranty of Acquirer will have become untrue, in either case which causes any of the conditions set forth in Article 8 to not be satisfied and which Acquirer fails to cure within a reasonable time, not to exceed ten (10) business days, after written notice thereof has been given to Acquirer by Company (except that no cure period will be provided for a breach by Acquirer which by its nature cannot be cured);
          (d) by Acquirer, if (i) there has been a breach by Company of any representation, warranty, covenant or agreement contained herein on the part of Company, or if any representation or warranty of Company will have become untrue, in either case which causes any of the conditions set forth in Article 9 to not be satisfied and which Company fails to cure within a reasonable time, not to exceed ten (10) business days, after written notice thereof has been given to Company by Acquirer (except that no cure period will be provided for a breach by Company which by its nature cannot be cured), (ii) if there has been a Material Adverse Change in Company, or (iii) Company shall have breached Section 5.7;
          (e) by either Company or Acquirer, if a permanent injunction or other order by any federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger will have been issued and will have become final and nonappealable; or
          (f) notwithstanding anything herein to the contrary, unless this Agreement has been mutually extended by the parties hereto, Company may terminate this Agreement on or after November 23, 2008, provided that Company shall have exercised all commercially reasonable efforts to fulfill its obligations hereunder.
     10.2 Effect of Termination. If this Agreement is terminated as provided in Section 10.1, this Agreement will be of no further force or effect; provided, however, that (a) this Section 10.2, Article 12 and the Non-Disclosure Agreement (as defined in Section 12.14) will survive the termination of this Agreement and will remain in full force and effect and (b) the termination of this Agreement will not relieve any party from any Liability for any breach of this Agreement.
ARTICLE 11
Survival of Representations, Indemnification and Remedies
     11.1 Survival of Representations. All representations and warranties of Company contained in this Agreement will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the 18-month anniversary of the Effective Time (the “Claim Expiration Date”); provided, however, that the representations and warranties of Company contained in Section 3.3 (Power, Authorization and Validity), Section 3.4 (Capitalization) and Section 3.8 (Taxes) and in any other agreements, certificates and documents regarding capitalization or Taxes, contemplated by this Agreement, will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations (if later than the expiration of the 18 months following the Closing Date) (the “Special Claim Expiration Date”); provided, further, that such expiration shall not affect the rights of any Indemnified Person under this Article 11 or otherwise to seek recovery for Indemnifiable Damages arising out of any fraud or intentional misrepresentation by Company or any Subsidiary until the expiration of the applicable statute of limitations. All representations and warranties of Acquirer and Sub contained in this Agreement and the other agreements, certificates and documents contemplated by this Agreement will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the Effective Time. All covenants of the parties will survive according to their respective terms.
     11.2 Escrow Fund. The Escrow Cash shall be deposited with U.S. Bank National Association. (or another institution selected by Acquirer and reasonably satisfactory to Company and the Representative) as escrow agent (the “Escrow Agent”), such deposit, together with any earnings thereon, to constitute an escrow fund (the “Escrow Fund”) and to be governed by the provisions set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Acquirer (on behalf of itself or any other Indemnified Person) for Damages pursuant to the indemnification obligations of the Effective Time Holders.
     11.3 Agreement to Indemnify. Each Effective Time Holder will severally, and not jointly, based on each Effective Time Holder’s Pro Rata Share, indemnify and hold harmless Acquirer, the Surviving Company and their respective directors, officers, agents, representatives, stockholders and employees, and each Person, if any, who controls or may control Acquirer or the Surviving Company within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Person” and, collectively, the “Indemnified Persons”), from and against any and all claims, demands, suits, actions, causes of actions, losses, reductions in value, costs (including settlement costs), damages, Liabilities and expenses, including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees, and court or arbitration costs (collectively, “Damages”), directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out of: (a) any inaccuracy, misrepresentation or default in, or breach of, any of the representations or warranties given or made by Company in this Agreement, the Company Disclosure Letter or any agreement, certificate or document delivered by or on behalf of Company or an officer of Company pursuant hereto (excluding the Net Working Capital Certificate and the Spreadsheet); (b) any failure of any Effective Time Holder to have good and valid title to the shares of Company Capital Stock or Company Options held by such Effective Time Holder as set forth in the Spreadsheet or any inaccuracy in the Spreadsheet; (c) any default in, or breach of, any of the covenants made by Company in this Agreement, the Company Disclosure Letter or any agreement, certificate or document delivered by or on behalf of Company or an officer of Company pursuant hereto; (d) any of the matters set forth on the Schedule 3.6 to the Company Disclosure Letter or that is or would be an exception to the representations and warranties made in Section 3.6 (Litigation); (e) any inaccuracy in the Spreadsheet, the Net Working Capital Certificate or the Closing Expenses Certificate; (f) any Indemnifiable Transaction Expenses and (g) the Specified Claim (as defined in Schedule 11.3). In determining the amount of any Damages in respect of any inaccuracy, misrepresentation or default in, or breach of, any representation, warranty or covenant, any materiality standard or qualification contained in such representation or warranty shall be disregarded.
     11.4 Limitations.
          (a) Limitation on Liability.
               (i) The Effective Time Holders shall not be liable for indemnification under Section 11.3(a) until the aggregate dollar amount of all Damages exceeds One Hundred Thousand Dollars ($100,000) (the “Claim Threshold”); provided, however, that Damages directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out of the following shall not be subject to the Claim Threshold:
                    (A) fraud or intentional misrepresentation by Company or any Subsidiary;

                    (B) any failure of the representations and warranties contained in Section 3.8 (Taxes) to be true and correct;
                    (C) the failure of Company to collect the accounts receivable included in the NWC Calculations; provided, that, in the event that Acquirer and Specified Party (as defined in Schedule 11.4) enter into a written agreement for Acquirer to:
                         (1) perform a Data Transfer (as defined in Schedule 11.4), then the consideration received by Acquirer prior to the Claim Expiration Date for the Data Transfer (the “Data Transfer Consideration”) will be applied to the Specified Accounts Receivable (as defined in Schedule 11.4) and the Indemnified Persons shall only be entitled to the Damages for the difference, if any, between the Specified Accounts Receivable and the Data Transfer Consideration; or
                         (2) perform Specified Services (as defined in Schedule 11.4) at the Specified Services Charge (as defined in Schedule 11.4), the difference between the Standard Services Charge (as defined in Schedule 11.4) and the Specified Services Charge (the “Charge Difference”) will be applied to the Specified Accounts Receivable and the Indemnified Persons shall only be entitled to the Damages for the difference, if any, between the Specified Accounts Receivable and the sum of the Charge Difference received by Acquirer prior to the Claim Expiration Date.
With respect to all indemnified matters to which the Claim Threshold applies, once Indemnified Persons have made claims for indemnification hereunder in an aggregate amount in excess of the Claim Threshold, then, subject to the terms hereof, Indemnified Persons shall be entitled to indemnification for all Damages, including amounts up to the Claim Threshold.
               (ii) With regard to the Specified Claim:
                    (A) the Effective Time Holders shall only be liable for indemnification of fifty percent (50%) of the Specified Amount (as defined in Schedule 11.4) of Damages directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out of the Specified Claim;
                    (B) all Damages in excess of the Specified Amount up to the remaining amount of the Escrow Cash remaining in the Escrow Fund at the time the Specified Claim is made shall be borne solely by the Effective Time Holders;
                    (C) if Company has withheld from Acquirer material information regarding the Specified Claim then the Effective Time Holders shall be liable for all Damages resulting from the Specified Claim from the first dollar and the Claim Threshold and the Specified Amount shall be inapplicable; and
                    (D) if the Specified Claim is brought against Acquirer or Company and a court of law determines in a final judgment that neither Acquirer nor Company is liable therefor, then all attorneys’ fees related to the defense of the Specified Claim above the Specified Amount shall be borne solely by Acquirer.
               (iii) If the Merger is consummated, recovery from the Escrow Fund shall be the sole and exclusive remedy for the indemnity obligations under this Agreement for the matters listed in Section 11.3, except in the case of (A) fraud or intentional misrepresentation by Company or any Subsidiary, (B) any failure of any of the representations and warranties contained in Section 3.3 (Power, Authorization and Validity), Section 3.4 (Capitalization) or Section 3.8 (Taxes), to be true and correct and

(C) any inaccuracy in the Spreadsheet, the Net Working Capital Certificate or the Closing Expenses Certificate that would have resulted in a reduction in the Total Merger Consideration (claims related to the matters referred to in clauses (A)-(C) of this Section 11.4(b)(ii) are referred to herein as “Special Claims”).
               (iv) In the case of the Special Claims, after Indemnified Persons have exhausted or made claims upon all amounts of Escrow Cash in the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund made by Indemnified Persons), each Effective Time Holder shall be liable for such holder’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom; provided, however, that such liability shall be limited to such holder’s Pro Rata Share of the Total Merger Consideration (including the Escrow Cash).
               (v) The parties hereto agree that the indemnification provisions of this Agreement shall apply to and be the exclusive remedy for all claims for all damages, including without limitation, Indemnifiable Damages, arising out of, resulting from or in connection with this Agreement.
          (b) Time Limit for Claims. Except with respect to Special Claims, which may be brought at any time on or before the Special Claim Expiration Date with respect to such claim, no Claim may be asserted or brought by an Indemnified Person against the Effective Time Holders after the Claim Expiration Date; provided, however, that (i) any Claim asserted by an Indemnified Person against the Effective Time Holders prior to the Claim Expiration Date may thereafter be prosecuted as provided in this Article 11 and recovery on such Claim may be had by the Indemnified Person as provided herein and (ii) any Special Claim asserted by an Indemnified Person against the Effective Time Holders prior to the Special Claim Expiration Date may thereafter be prosecuted as provided in this Article 11 and recovery on such Special Claim may be had by the Indemnified Person as provided herein.
          (c) In no event shall the Effective Time Holders be liable to Indemnified Person for punitive, multiple, or other exemplary damages, unless such Indemnified Person is itself liable for such damages to a third party.
          (d) Notwithstanding anything to the contrary in the other provisions of this Article 11, the amount that any Effective Time Holder may be required to pay to an Indemnified Party pursuant to this Article 11 shall be reduced (retroactively, if necessary) by any insurance proceeds or refunds actually recovered by or on behalf of the applicable Indemnified Person in reduction of the related Damages; provided, however, that no Indemnified Party shall be obligated to seek such insurance proceeds or refunds. If an Indemnified Person receives the payment required by this Article 11 from the Effective Time Holders in respect of Damages and subsequently receives insurance proceeds in respect of such Damages, then the Indemnified Person shall promptly repay to the Effective Time Holders a sum equal to the amount of such insurance proceeds or refunds actually received, net of costs and expenses, but not exceeding the amount paid by the Effective Time Holders to such Indemnified Person in respect of such Damages. No representation, warranty, covenant, or agreement contained in this Agreement is for the benefit of any insurer.
          (e) Indemnification obligations under this Article 11 will be determined without regard to any right to indemnification which any Effective Time Holder may have in his or her capacity as an officer, director, employee or agent of Company prior to the Effective Time and no such Effective Time Holder will be entitled to any indemnification from Company or the Surviving Company, including pursuant to Section 6.1(e), for amounts paid for indemnification under this Article 11.
     11.5 Appointment of Representative.

          (a) Each Effective Time Holder approves the designation of and designates Charles R. Work as the representative of the Effective Time Holders and as the attorney-in-fact and agent for and on behalf of each Effective Time Holder (such person and any successor, the “Representative”) with respect to claims for indemnification pursuant to this Article 11 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative pursuant to this Agreement, including the exercise of the power to: (a) authorize the release or delivery to Acquirer of Escrow Cash from the Escrow Fund in satisfaction of indemnification claims of any Indemnified Person pursuant to this Article 11; (b) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any claim for indemnification pursuant to this Article 11; (c) resolve, settle or compromise any claim for indemnification made pursuant to this Article 11; and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative will have authority and power to act on behalf of each Effective Time Holder with respect to the disposition, settlement or other handling of all claims for indemnification pursuant to this Article 11 and all rights or obligations arising under this Article 11. The Effective Time Holders will be bound by all actions taken and documents executed by the Representative in connection with this Article 11, and the Indemnified Persons will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be liable to any Effective Time Holder in the absence of gross negligence or willful misconduct on the part of the Representative. Each Effective Time Holder will severally, and not jointly, on a pro rata basis based on such Effective Time Holder’s Pro Rata Share of the Escrow Fund, indemnify and hold harmless the Representative from and against any Liability incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of this Article 11 (including the hiring of counsel and the incurring of legal fees and costs) will be paid directly by the Effective Time Holders to the Representative on a pro rata basis based on each Effective Time Holder’s Pro Rata Share of the Escrow Fund, and no such amounts will be paid from the Escrow Fund. The Representative shall have no obligation under this Agreement, whether with respect to Third-Party Claims or non-Third Party Claims, for any amounts in excess of the Escrow Fund then held by the Escrow Agent under the Escrow Agreement (other than in his capacity as a Company Stockholder for his Pro Rata Share of any Damages related to Special Claim in excess of the Escrow Fund). The Representative shall have no obligation under this Agreement in the case of any failure by any Effective Time Holder (other than the Representative himself) to have good and valid title to the shares of Company Capital Stock or Company Options held by such Effective Time Holder as set forth in the Spreadsheet. The person serving as the Representative may be replaced from time to time by the Effective Time Holders who held, as of immediately prior to the Effective Time, a majority of the outstanding shares of Company Capital Stock.
          (b) The Representative shall be entitled to reimbursement from the Expense Funds, in accordance with Section 2.4 for expenses that are incurred in connection with its performance hereunder. If the aggregate amount of such expenses exceeds the Expense Funds, then each Effective Time Holder shall be liable for its Pro Rata Share of such excess expenses (including reasonable attorneys’ fees). In the event that any Effective Time Holder shall not have reimbursed the Representative for any such excess expenses, the Representative shall be entitled to reimbursement in the amount of such expenses out of any portion of the Escrow Fund that otherwise would be distributed to the Effective Time Holders, after satisfaction or resolution of all indemnification claims.
     11.6 Notice of Claim. As used herein, “Claim” means a claim for indemnification of any Indemnified Person for Damages pursuant to this Article 11. Acquirer will provide a written notice of a Claim executed by an officer of Acquirer (a “Notice of Claim”) (i) to the Representative and the Escrow Agent, whether for its own Damages or for Damages incurred by any other Indemnified Person for any amounts equal to or less than the Escrow Fund then held by the Escrow Agent, or (ii) to each Effective Time Holder from whom indemnity is sought, whether for its own Damages or for Damages incurred by any other Indemnified Person for any amounts more than the Escrow Fund then held by the Escrow Agent. Acquirer may deliver a Notice of Claim based on, arising from, relating to or caused by:
          (a) any item specified in Section 11.3 (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Acquirer or its subsidiaries, which could give rise to indemnifiable Damages); or
          (b) the assertion, whether oral or in writing, against any Indemnified Person of a claim, demand, suit, action, cause of action, dispute, arbitration, investigation, inquiry or proceeding brought by a third party against such Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of, relates to or is caused by any item specified in Section 11.3.
          Each Notice of Claim by Acquirer given pursuant to this Section 11.6 will contain the following:
          (1) a statement that the Indemnified Person has incurred, paid, reserved or accrued (in accordance with GAAP) or, in good faith, believes it will have to incur, pay, reserve or accrue (in accordance with GAAP) Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Acquirer or its subsidiaries, which could give rise to Damages) in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in a Third-Party Claim); and
          (2) a brief description of the facts, circumstances or events giving rise to the alleged Damages, including copies of any formal demand or complaint and a good faith estimate of the amount of Damages.
          Notwithstanding anything herein to the contrary, an Indemnified Person shall be entitled to make a Claim relating to the Specified Claim if, and only if, prior to the Expiration Claim Date (A) such Indemnified Person shall incurred, paid, reserved or accrued (in accordance with GAAP) Damages relating to the Specified Claim or (B) at any time after the Agreement Date, if Acquirer or any of its subsidiaries, including, but not limited to the Surviving Company, or one or more companies operating a similar business to Acquirer (i) receives an invitation to license the Specified Item (as defined in Schedule 11.4) or (ii) is alleged to have committed a Specified Claim, either (i) or (ii) shall establish Acquirer’s good faith belief that it will have to incur, pay, reserve or accrue (in accordance with GAAP) Damages relating to the Specified Claim.
          No delay on the part of Acquirer in giving the Representative and the Escrow Agent (or, if applicable, the Effective Time Holder from whom indemnity is sought) a Notice of Claim will relieve the Representative or any Effective Time Holder from any of its obligations pursuant to this Article 11 unless (and then only to the extent that) the Representative or such Effective Time Holder is materially prejudiced thereby.
     11.7 Resolution of Notice of Claim. Each Notice of Claim delivered by Acquirer will be resolved as follows:
          (a) Uncontested Claims. If, within 20 calendar days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to Acquirer and the Escrow Agent as provided in Section 11.7(b), then (i) the Representative will be conclusively deemed to have consented, on behalf of all Effective Time Holders, to the recovery by the

Indemnified Person of the full amount of the Damages specified in the Notice of Claim, including the forfeiture of cash in the Escrow Fund and, without further notice, to have stipulated to the entry of a final judgment for damages against the Effective Time Holders for such amount in any court having jurisdiction over the matter where venue is proper and (ii) the Escrow Agent will distribute to the Indemnified Person an amount of cash equivalent to the amount of such Damages.
          (b) Contested Claims. If the Representative gives Acquirer and the Escrow Agent written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 20-day period specified in Section 11.7(a), then such Contested Claim will be resolved by either (i) a written settlement agreement executed by Acquirer and the Representative or (ii) in the absence of such a written settlement agreement, a final judgment by a court of competent jurisdiction, obtained under the procedures set forth in Section 12.1. The Escrow Agent shall distribute cash from the Escrow Fund in accordance with such written settlement agreement or final judgment, as applicable.
     11.8 Defense of Third-Party Claims.
          (a) An Indemnified Person will notify the Representative in writing, and in reasonable detail, of a Third Party Claim within a reasonable time after receipt by such Indemnified Person of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder, except to the extent the Effective Time Holders shall have been actually prejudiced as a result of such failure.
          (b) Acquirer will defend a Third-Party Claim, and the Representative (or, if applicable, the Effective Time Holder from whom indemnity is sought) shall be entitled to participate in the defense thereof. The costs and expenses incurred by Acquirer in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) will be included in the Damages for which Acquirer may seek indemnification pursuant to a Claim made by any Indemnified Person hereunder. Acquirer will consult in good faith with Matthew Work with respect to the Specified Claim.
          (c) The Representative will have the right to receive copies of all pleadings, notices and communications with respect to any Third-Party Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Indemnified Person and may participate at its own expense in settlement negotiations with respect to such Third-Party Claim. No Indemnified Person will enter into any settlement of a Third-Party Claim (including the Specified Claim) without the Representative’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed (taking into account the terms of such proposed settlement and the likelihood of success on the merits of the Third Party Claim) and which shall be deemed to have been given unless the Representative shall have objected within 20 calendar days after a written request for such consent by Acquirer); provided, however, that for a Third-Party Claim regarding good and valid title to the shares of Company Capital Stock or Company Options, no Indemnified Person will enter into any settlement without the Effective Time Holder’s prior written consent (which consent will not be unreasonably withheld and which shall be deemed to have been given unless the Effective Time Holder shall have objected within 20 calendar days after a written request for such consent by Acquirer). The Indemnified Person shall not, without the written consent of the Representative or Effective Time Holder, as the case may be, (which consent will not be unreasonably withheld and which shall be deemed to have been given unless the Representative shall have objected within 20 calendar days after a written request for such consent by Acquirer) settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim in which any relief other than the payment of money damages is or has been sought against the Representative or Effective Time Holder. If the Representative shall be determined to have unreasonably withheld his consent or if such consent shall have been given, the Representative shall be deemed to have agreed to the indemnification of such matter for all purposes hereunder.
     11.9 Staged Release of Escrow Fund. The Escrow Fund shall be released pursuant to Section 5 of the Escrow Agreement.
ARTICLE 12
General Provisions
     12.1 Governing Law; Submission to Jurisdiction; Judicial Reference. The internal laws of the State of California, irrespective of its choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Each of the parties hereto agrees to the following:
          (a) Any dispute arising out of or relating to this Agreement, any Acquirer Ancillary Agreement, any Sub Ancillary Agreement or any Company Ancillary Agreement shall, to the extent not determined in federal court, be determined exclusively in a court in the County of Santa Clara, California, by a judicial reference as provided in California Code of Civil Procedure Sections 638(a) for the hearing and determination of any and all of the issues, whether of fact or of law, without a jury.
          (b) The referee shall be a former judge. The parties agree to the appointment of one referee and shall use their best efforts to agree on the selection of the referee. If the parties are unable to agree on the referee within ten (10) calendar days after a written request to do so by either party, then each party shall submit three (3) names to the Presiding Judge of the Court, each party may strike no more than two (2) of the three (3) names submitted by the opposing party and the Court shall designate one of the unstricken names as referee.
          (c) The referee shall (i) be requested to set the matter for hearing within sixty (60) days after the date of selection of the referee and (ii) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the first date a party first provides notice that a controversy, dispute or claim exists under this Agreement. Any decision rendered by the referee will be final, binding and conclusive and judgment shall be entered pursuant to CCP § 644 in any court in the State of California having jurisdiction.
          (d) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.
          (e) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.
          (f) In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted) or appointment of a referee is for any other reason precluded by applicable law or rules of procedure, any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Court, in accordance with the California Arbitration Act, § 1280 through § 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding.
          (g) All hearings and determination of any issues, whether of fact or of law, shall be heard exclusively in Santa Clara County, California.
          (h) THE PARTIES HEREBY ACKNOWLEDGE THAT THIS PROVISION FOR JUDICIAL REFERENCE REPLACES ANY AND ALL RIGHTS TO A TRIAL BY JURY FOR ALL CIVIL ACTIONS OR PROCEEDINGS INVOLVING A DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ACQUIRER ANCILLARY AGREEMENT, ANY SUB ANCILLARY AGREEMENT OR ANY COMPANY ANCILLARY AGREEMENT. IN THE EVENT THAT ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ACQUIRER ANCILLARY AGREEMENT, ANY SUB ANCILLARY AGREEMENT OR ANY COMPANY ANCILLARY AGREEMENT IS REQUIRED TO BE RESOLVED IN FEDERAL COURT, ALL HEARINGS AND DETERMINATION OF ANY ISSUES, WHETHER OF FACT OR OF LAW, SHALL BE HEARD EXCLUSIVELY BY THE UNITED STATES DISTRICT COURT IN AND FOR THE NORTHERN DISTRICT OF CALIFORNIA, WITHOUT A JURY.
     12.2 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that Acquirer may, without the consent of any other party hereto, assign this Agreement, the Acquirer Ancillary Agreements and the Sub Ancillary Agreements (a) to any of its majority-owned Subsidiaries, (b) by operation of law or (c) in connection with any merger, consolidation or sale of all or a significant portion of its assets or in connection with any similar transaction, provided, that the obligations of Acquirer under this Agreement shall continue to be binding upon Acquirer. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 12.2 will be void.
     12.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement and the application thereof will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any provision is invalid, illegal or unenforceable, the parties agree to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.
     12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected herein as signatories and have been delivered by each party to this Agreement to each other party to this Agreement.
     12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. Notwithstanding the foregoing, any termination of this Agreement prior to the Closing pursuant to Article 10 will be governed by the terms of Article 10. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof; provided, however, that any such injunction shall be sought in a court sitting in Santa Clara County, California.
     12.6 Amendment and Waivers. This Agreement may not be amended or modified except by a written instrument signed by Acquirer, Sub and Company. This Agreement may be amended by the parties hereto as provided in this Section 12.6 at any time before or after approval of this Agreement by the Company Stockholders; provided, however, that, after such approval, no amendment will be made which by Applicable Laws requires the further approval of the Company Stockholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Acquirer, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other contained herein or in any agreement, certificate or document delivered pursuant hereto; (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any agreement, certificate or document delivered pursuant hereto; and/or (c) waive compliance with any of the agreements or conditions for its benefit contained herein or in any agreement, certificate or document delivered pursuant hereto. No such extension or waiver will be effective unless signed in writing by the party against whom such extension or waiver is asserted. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other breach or default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.
     12.7 Expenses. Each party will bear its respective expenses and fees incurred with respect to this Agreement, the Merger and the transactions contemplated by this Agreement, including the expenses and fees of its own accountants, attorneys, investment bankers and other professionals and in the case of Company, for expenses of any Subsidiary of Company, Company Securityholder and/or employee of Company paid by Company. If, for any reason, Acquirer directly or indirectly pays any Transaction Expenses of Company or any of its securityholders or employees (the “Unpaid Transaction Expenses”), then Acquirer will be entitled to treat the Unpaid Transaction Expenses as Damages recoverable under Section 11.3(e), except to the extent that such Unpaid Transaction Expenses are deducted from the Net Working Capital.
     12.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, including without limitation the cost of the referee to which such suit is referred pursuant to Section 12.1, regardless of whether such suit proceeds to final judgment.
     12.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 12.9:

(a)	If to Acquirer or Sub:

Interwoven, Inc.
160 East Tasman Drive
San Jose, CA 95134
Attention: Chief Financial Officer
Fax: (408) 616-0083

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
555 California Street, 12th Floor
San Francisco, CA 94104
Attention: Matthew P. Quilter Douglas N. Cogen
Fax: (415) 281-1350

(b)	If to Company:

Discovery Mining, Inc.
86 Graham Street, Suite 200
Presidio of San Francisco
San Francisco, CA 94129
Attention: Chief Financial Officer
Fax: (415) 561-6784

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
1290 Avenue of the Americas
New York, NY 10104
Attention: John R. Hempill
Fax: (212) 468-7900

(c)	If to the Representative:

Charles R. Work [Address]

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
1290 Avenue of the Americas
New York, NY 10104
Attention : John R. Hempill
Fax: (212) 468-7900

     12.10 Stamp Duty. Any stamp duty, transfer Tax or similar Tax payable in connection with the transfer of shares of Company Capital Stock by any Company Stockholder will be payable by such Company Stockholder.
     12.11 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference will be to an Exhibit, a Section or an Article, respectively, to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference will be deemed to include the business of all Subsidiaries of such entity. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and the other agreements, certificates and documents contemplated by this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement, certificate or document will be construed against the party drafting such agreement, certificate or document. Each reference herein to a law, statute, regulation, document or Contract will be deemed in each case to include all amendments thereto.
     12.12 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as otherwise specified herein: (a) no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party; (b) no party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other; (c) no party will have any power or authority to bind or commit any other party; and (d) no party will hold itself out as having any authority or relationship in contravention of this Section 12.12.
     12.13 Absence of Third-Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, partner or employee of any party hereto or any other Person, unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions hereof will be personal solely between the parties to this Agreement; provided, however, that Article 11 is intended to benefit the Representative and the Indemnified Persons.
     12.14 Confidentiality.
          (a) Company and Acquirer each confirm that they have entered into a Mutual Nondisclosure Agreement dated January 11, 2008 (the “Non-Disclosure Agreement”) and that they are each bound by, and will abide by, the provisions of the Non-Disclosure Agreement. If this Agreement is terminated, the Non-Disclosure Agreement will remain in full force and effect, and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Non-Disclosure Agreement. If the Merger is consummated, after the Effective Time, Acquirer shall not be bound by any of the terms of the Non-Disclosure Agreement. The Representative hereby agrees to be bound by the terms and conditions of the Non-Disclosure Agreement to the same extent as though the Representative were a party thereto. With respect to the Representative, as used in the Non-Disclosure Agreement the term “Confidential Information” shall include information relating to the Merger or this Agreement received by the Representative after the Closing or relating to the period after the Closing.
          (b) Company shall not, and Company shall cause each Subsidiary and each Company Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby, or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquirer, unless required by law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure) and except as reasonably necessary for Company to obtain the consents and approvals of Company Stockholders and other third parties contemplated by this Agreement. Notwithstanding anything herein or in the Confidentiality Agreement, Acquirer may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Acquirer may, in its reasonable discretion, determine.
     12.15 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Company Ancillary Agreements, the Acquirer Ancillary Agreements, the Sub Ancillary Agreements and the Non-Disclosure Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, oral or written, between the parties.
[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Interwoven, Inc.		Discovery Mining, Inc.

By:	/s/ Joe Cowan	By:	/s/ Matthew Work

Name:	Joe Cowan	Name:	Matthew K. Work
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Presidio Acquisition Corp.

By:	/s/ Joe Cowan

Name:	Joe Cowan
Title:	President and Chief Executive Officer

Representative

/s/ Charles Work
Name: Charles R. Work
[Signature Page to Agreement and Plan of Merger]